                                      MAS FUNDS

       SUPPLEMENT DATED JUNE 5, 1997 TO THE STATEMENT OF ADDITIONAL INFORMATION
                                DATED JANUARY 31, 1997


This supplement provides new and additional information beyond that contained in the Statement of Additional Information and should be retained and read in conjunction with such Statement of Additional Information.

--------------------------------------------------------------------------------

The following information replaces the fifth paragraph of the Portfolio Transactions section located on page 32 of the Statement of Additional
Information:

On May 31, 1997, Morgan Stanley Group Inc., then the indirect parent of the Adviser, merged with Dean Witter, Discover & Co. to form Morgan Stanley, Dean Witter, Discover & Co. As an indirect subsidiary of Morgan Stanley, Dean Witter, Discover & Co., the Adviser is affiliated with certain U.S.-registered broker-dealers and foreign broker-dealers (collectively, the "Affiliated Brokers"). The Adviser may, in the exercise of its discretion under its investment management agreement, effect transactions in securities or other instruments for the Fund through the Affiliated Brokers. The Fund paid $453,834 in brokerage commissions to affiliates for $191,758,624 of brokered transactions for the fiscal year ended September 30, 1996.

                                      MAS FUNDS
                         STATEMENT OF ADDITIONAL INFORMATION

                                   JANUARY 31, 1997


     MAS Funds (the "Fund") is a no load mutual fund consisting of twenty-six portfolios offering a variety of investment alternatives. This Statement of
 Additional Information sets forth information about the Fund applicable to each of the twenty-six portfolios.

  This Statement is not a Prospectus but should be read in conjunction with the
    Fund's Prospectuses dated January 31, 1997, each as revised from time to time. To obtain either of these Prospectuses, please call the Client Services
                                         Group.

                        Client Services Group: 1-800-354-8185

                    Prices and Investment Results: 1-800-522-1525

                                  TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Business History                                                            3
Strategies and Investments                                                  3
Repurchase Agreements                                                       3
Securities Lending                                                          3
Foreign Investments                                                         4
Futures Contracts                                                           5
Restrictions on the Use of Futures Contracts                                6
Risk Factors in Futures Transactions                                        6
Options                                                                     7
Options on Foreign Currencies                                               7
Combined Transactions                                                       9
Risks of Options on Futures Contracts, Forward Contracts and
  Options on Foreign Currencies                                             9
Swap Contracts                                                             10
Foreign Currency Exchange-Related Securities                               11
Municipal Bonds                                                            12
Duration                                                                   13
Mortgage-Backed Securities                                                 14
Stripped Mortgage-Backed Securities                                        16
U.S. Government Securities                                                 16
Zero Coupon Bonds                                                          17
Eurodollar and Yankee Obligations                                          17
Brady Bonds                                                                18
Cash Reserves Portfolio                                                    18
Tax Considerations                                                         19
Purchase of Shares                                                         20
Redemption of Shares                                                       20
Shareholder Services                                                       20
Investment Limitations                                                     21
Management of the Fund                                                     23

Distribution Plans                                                         28
Shareholder Service Agreement                                              28
Investment Adviser                                                         28
Administration                                                             31
Distributor for Fund                                                       32
Custodians                                                                 32
Portfolio Transactions                                                     32
Portfolio Turnover                                                         33
General Information                                                        34
Performance Information                                                    35
Comparative Indices                                                        41
Financial Statements                                                       46
Appendix-Description of Securities and Ratings                             46
Description of Bond Ratings                                                46

                                   BUSINESS HISTORY

MAS Funds (formerly MAS Pooled Trust Fund) is an open end management investment company established under Pennsylvania law as a Pennsylvania business trust under an Amended and Restated Agreement and Declaration of Trust dated November 18, 1993. The Fund was originally established as The MAS Pooled Trust Fund, a Pennsylvania business trust, in February, 1984.

                              STRATEGIES AND INVESTMENTS

The following information supplement the characteristics and risks of strategies and investments set forth in the Fund's Prospectuses:

                                REPURCHASE AGREEMENTS

Each of the Fund's Portfolios may invest in repurchase agreements collateralized by U.S. Government securities, certificates of deposit and certain bankers' acceptances. Repurchase agreements are transactions by which a Portfolio purchases a security and simultaneously commits to resell that security to the seller (a bank or securities dealer) at an agreed upon price on an agreed upon date (usually within seven days of purchase). The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or date of maturity of the purchased security. In these transactions, the securities purchased by a Portfolio have a total value in excess of the value of the repurchase agreement and are held by the Portfolio's custodian bank until repurchased. Such agreements permit a Portfolio to keep all its assets at work while retaining "overnight" flexibility in pursuit of investments of a longer-term nature. The Adviser and the Fund's Administrator will continually monitor the value of the underlying securities to ensure that their value always equals or exceeds the repurchase price.

The use of repurchase agreements involves certain risks. For example, if the seller of the agreements defaults on its obligation to repurchase the underlying securities at a time when the value of these securities has declined, a Portfolio may incur a loss upon disposition of them. If the seller of the agreement becomes insolvent and subject to liquidation or reorganization under the Bankruptcy Code or other laws, a bankruptcy court may determine that the underlying securities are collateral not within the control of a Portfolio and therefore subject to sale by the trustee in bankruptcy. Finally, it is possible that a Portfolio may not be able to substantiate its interest in the underlying securities. While the Fund's management acknowledges these risks, it is expected that they can be controlled through stringent security selection criteria and careful monitoring procedures.

                                  SECURITIES LENDING

Each Portfolio may lend its investment securities to qualified institutional investors who need to borrow securities in order to complete certain transactions, such as covering short sales, avoiding failures to deliver securities or completing arbitrage operations. By lending its investment securities, a Portfolio attempts to increase its income through the receipt of interest on the loan. Any gain or loss in the market price of the securities loaned that might occur during the term of the loan would be for the account of the Portfolio. Each Portfolio may lend its investment securities to qualified brokers, dealers, domestic and foreign banks or other financial institutions, so long as the terms, the structure and the aggregate amount of such loans are not inconsistent with the Investment Company Act of 1940, as amended, or the Rules and Regulations or interpretations of the Securities and Exchange Commission (the "Commission") thereunder, which currently require that (a) the borrower pledge and maintain with the Portfolio collateral consisting of cash, an irrevocable letter of credit issued by a domestic U.S. bank, or securities issued or guaranteed by the United States Government having a value at all times not less than 100% of the value of the securities loaned, (b) the borrower add to such collateral whenever the price of the securities loaned rises (i.e., the borrower "marks to the market" on a daily basis), (c) the loan be made subject to termination by the Portfolio at any time, and (d) the Portfolio receive reasonable interest on the loan (which may include the Portfolio investing any cash collateral in interest bearing short-term investments), any distribution on the loaned securities and any increase in their market value. All relevant facts and circumstances, including the creditworthiness of the broker, dealer or institution, will be considered in making decisions with respect to the lending of securities, subject to review by the Trustees.

At the present time, the Staff of the Commission does not object if an investment company pays reasonable negotiated fees in connection with loaned securities, so long as such fees are set forth in a written contract and approved by the investment company's Trustees. In addition, voting rights may pass with the loaned securities, but if a material event were to occur affecting an investment on loan, the loan must be called and the securities voted.

                                 FOREIGN INVESTMENTS

Investors should recognize that investing in foreign securities involves certain special considerations which are not typically associated with investing in domestic securities. Since the securities of foreign issuers are frequently denominated in foreign currencies, and since the Portfolios may temporarily hold uninvested reserves in bank deposits in foreign currencies, the Portfolios will be affected favorably or unfavorably by changes in currency rates and in exchange control regulations, and may incur costs in connection with conversions between various currencies. The investment policies of the Portfolios (except for the Domestic Fixed Income, Limited Duration, Mortgage-Backed Securities, Advisory Mortgage and Cash Reserves Portfolios) permit them to enter into forward foreign currency exchange contracts in order to hedge their respective holdings and commitments against changes in the level of future currency rates. Such contracts involve an obligation to purchase or sell a specific currency at a future date at a price set at the time of the contract.

As non-U.S. companies are not generally subject to uniform accounting, auditing and financial reporting standards and practices comparable to those applicable to domestic issuers, there may be less publicly available information about certain foreign securities than about domestic securities. Securities of some foreign issuers are generally less liquid and more volatile than securities of comparable domestic companies. There is generally less government supervision and regulation of stock exchanges, brokers and listed issuers than in the U.S. In addition, with respect to certain foreign countries, there is the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments which could affect U.S. investments in those countries.

Although the Portfolios will endeavor to achieve most favorable execution costs in its portfolio transactions, fixed commissions on many foreign stock exchanges are generally higher than negotiated commissions on U.S. exchanges. In addition, it is expected that the expenses for custodian arrangements of the Portfolio's foreign securities will be somewhat greater than the expenses for the custodian arrangements for handling the U.S. securities of equal value.

Certain foreign governments levy withholding taxes against dividend and interest income. Although in some countries a portion of these taxes are recoverable, the non-recovered portion of foreign withholding taxes will reduce the income received from investments in such countries. However, these foreign withholding taxes are not expected to have a significant impact on those Portfolios for which the investment objective is to seek long-term capital appreciation and any income should be considered incidental.

The International Equity, Emerging Markets, International Fixed Income, Advisory Foreign Fixed Income, Global Fixed Income, Multi-Asset-Class, High Yield, Municipal, PA Municipal, Balanced Plus and Balanced Portfolios may invest in the securities of issuers in Eastern European and other developing markets. The economies of these countries are currently suffering both from the stagnation resulting from centralized economic planning and control and the higher prices and unemployment associated with the transition to market economies. Unstable economic and political conditions may adversely affect security values. Upon the accession to power of Communist regimes approximately 40 years ago, the governments of a number of Eastern European countries expropriated a large amount of property. The claims of many property owners against those governments were never finally settled. In the event of the return to power of the Communist Party, there can be no assurance that the portfolio's investments in Eastern Europe would not also be expropriated, nationalized or otherwise confiscated.

In addition, the Equity, Growth, International Equity, Mid Cap Growth, Mid Cap Value, Small Cap Value, Value, Balanced. Multi-Asset-Class and Balanced Plus portfolios may invest in Global Depositary Receipts ("GDRs") and European Depositary Receipts ("EDRs") to the extent that they come available. GDRs and EDRs are typically issued by foreign depositaries, and evidence ownership interests in a security or pool of securities issued by either a foreign or a U.S. corporation.

Holders of unsponsored GDRs and EDRs generally bear all the costs associated with establishing the unsponsored GDRs and EDRs. The depositary of unsponsored GDRs and EDRs is under no obligation to distribute shareholder communications received from the underlying issuer or to pass through to the holders of the unsponsored GDRs and EDRs voting rights with respect to the deposited securities or pool of securities. GDRs and EDRs are not necessarily denominated in the same currency as the underlying securities to which they may be connected. Generally, GDRs or EDRs in registered form are designed for use in the U.S. securities market and GDRs or EDRs in bearer form are designed for use in securities markets outside the United States. The Funds may invest in sponsored and unsponsored GDRs and EDRs. The purposes of the Funds' investment policies, a Funds' investments in GDRs or EDRs will be deemed to be investments in the underlying securities.

                                  FUTURES CONTRACTS

Each Portfolio, except the Cash Reserves Portfolio, may enter into futures contracts, options, and options on futures contracts. Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specific security at a specified future time and at a specified price. Futures contracts which are standardized as to maturity date and underlying financial instrument are traded on national futures exchanges. Futures exchanges and trading are regulated under the Commodity Exchange Act by the Commodity Futures Trading Commission ("CFTC"), a U.S. Government Agency.

Although futures contracts by their terms call for actual delivery or acceptance of the underlying securities, in most cases the contracts are closed out before the settlement date without the making or taking of delivery. Closing out an open futures position is done by taking an opposite position ("buying" a contract which has previously been "sold" or "selling" a contract previously "purchased") in an identical contract to terminate the position. Brokerage commissions are incurred when a futures contract is bought or sold.

Futures traders are required to make a good faith margin deposit in cash or acceptable securities with a broker or custodian to initiate and maintain open positions in futures contracts. A margin deposit is intended to assure completion of the contract (delivery or acceptance of the underlying securities) if it is not terminated prior to the specified delivery date. Minimal initial margin requirements are established by the futures exchange and may be changed. Brokers may establish deposit requirements which are higher than the exchange minimums. Futures contracts are customarily purchased and sold on the basis of margin deposits that may range upward from less than 5% of the value of the contract being traded. A Portfolio's margin deposits will be placed in a segregated account maintained by the Fund's Custodian or with a Futures Commission Merchant as approved by the Fund's Board.

After a futures contract position is opened, the value of the contract is marked to market daily. If the futures contract price changes to the extent that the margin on deposit does not satisfy margin requirements, payment of additional "variation" margin will be required. Conversely, a change in the contract value may reduce the required margin, resulting in a repayment of excess margin to the contract holder. Variation margin payments are made to and from the futures broker for as long as the contract remains open. The Fund expects to earn interest income on its margin deposits.

Traders in futures contracts may be broadly classified as either "hedgers" or "speculators." Hedgers use the futures markets primarily to offset unfavorable changes in the value of securities otherwise held for investment purposes or expected to be acquired by them. Speculators are less inclined to own the securities underlying the futures contracts which they trade, and use futures contracts with the expectation of realizing profits from fluctuations in the value of the underlying securities. Regulations of the CFTC applicable to the Fund require that the aggregate initial margins and premiums required to establish non-hedging positions not exceed 5% of the liquidation value of a Portfolio.

Although techniques other than the sale and purchase of futures contracts could be used to control a Portfolio's exposure to market fluctuations, the use of futures contracts may be a more effective means of hedging this exposure. While the Portfolios will incur commission expenses in both opening and closing out futures positions, these costs are lower than transaction costs incurred in the purchase and sale of the underlying securities.

                     RESTRICTIONS ON THE USE OF FUTURES CONTRACTS

A portfolio will not enter into futures contracts to the extent that its outstanding obligations to purchase securities under these contracts in combination with its outstanding obligations with respect to options transactions would exceed 50% of its total assets, and will maintain assets sufficient to meet its obligations under such contracts in a segregated account with the custodian bank or will otherwise comply with the SEC's position on asset coverage.

                         RISK FACTORS IN FUTURES TRANSACTIONS

Positions in futures contracts may be closed out only on an exchange which provides a secondary market for such futures. However, there can be no assurance that a liquid secondary market will exist for any particular futures contract at any specific time. Thus, it may not be possible to close a futures position. In the event of adverse price movements, a Portfolio would continue to be required to make daily cash payments to maintain its required margin. In such situations, if the Portfolio has insufficient cash, it may have to sell portfolio securities to meet daily margin requirements at a time when it may be disadvantageous to do so. In addition, the Portfolio may be required to make delivery of the instruments underlying interest rate futures contracts it holds. The inability to close options and futures positions also could have an adverse impact on a Portfolio's ability to effectively hedge. A Portfolio will minimize the risk that it will be unable to close out a futures contract by only entering into futures which are traded on national futures exchanges and for which there appears to be a liquid secondary market.

The risk of loss in trading futures contracts in some strategies can be substantial, due both to the low margin deposits required and the extremely high degree of leverage involved in futures pricing. As a result, a relatively small price movement in a futures contract may result in immediate and substantial loss (as well as gain) to the investor. For example, if at the time of purchase, 10% of the value of the futures contract is deposited as margin, a subsequent 10% decrease in the value of the futures contract would result in a total loss of the margin deposit, before any deduction for the transaction costs, if the account were then closed out. A 15% decrease would result in a loss equal to 150% of the original margin deposit if the contract were closed out. Thus, a purchase or sale of a futures contract may result in losses in excess of the amount invested in the contract. A Portfolio would presumably have sustained comparable losses if, instead of the futures contract, it had invested in the underlying financial instrument and sold it after the decline.

Utilization of futures transactions by a Portfolio does involve the risk of imperfect or no correlation where the securities underlying futures contracts have different maturities than the portfolio securities being hedged. It is also possible that a Portfolio could both lose money on futures contracts and also experience a decline in value of its portfolio securities. There is also the risk of loss by a Portfolio of margin deposits in the event of bankruptcy of a broker with whom the Portfolio has an open position in a futures contract or related option. Most futures exchanges limit the amount of fluctuation permitted in futures contract prices during a single trading day. The daily limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day's settlement price at the end of a trading session. Once the daily limit has been reached in a particular type of contract, no trades may be made on that day at a price beyond that limit. The daily limit governs only price movement during a particular trading day and therefore does not limit potential losses, because the limit may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and subjecting some futures traders to substantial losses.

                                       OPTIONS

Investments in options involve some of the same considerations that are involved in connection with investments in futures contracts (e.g., the existence of a liquid secondary market). In addition, the purchase of an option also entails the risk that changes in the value of the underlying security or contract will not be fully reflected in the value of the option purchased. Depending on the pricing of the option compared to either the futures contract or securities, an option may or may not be less risky than ownership of the futures contract or actual securities. In general, the market prices of options can be expected to be more volatile than the market prices on the underlying futures contract or securities.

OTC Options are purchased from or sold to securities dealers, financial institutions or other parties ("Counterparties") through direct bilateral agreement with the Counterparty. In contrast to exchange listed options, which generally have standardized terms and performance mechanics, all the terms of an OTC Option, including such terms as method of settlement, term, exercise price, premium, guarantees and security, are set by negotiation of the parties. The Portfolios expect generally to enter into OTC Options that have cash settlement provisions, although it is not required to do so.

Unless the parties provide for it, there is no central clearing or guaranty function in an OTC Option. As a result, if the Counterparty fails to make or take delivery of the security, currency or other instrument underlying an OTC Option it has entered into with a Portfolio or fails to make a cash settlement payment due in accordance with the terms of that option, the Portfolio will lose any premium it paid for the option as well as any anticipated benefit of the transaction. Accordingly, the Adviser must assess the creditworthiness of each such Counterparty or any guarantor of credit enhancement of the Counterparty's credit to determine the likelihood that the terms of the OTC Option will be satisfied. The staff of the SEC currently takes the position that OTC Options purchased by the Portfolios or sold by them (the cost of the sell-back plus the in-the-money amount, if any) are illiquid, and are subject to the Portfolio's limitation on investing in illiquid securities.

The Portfolios may also write covered-call options on foreign currencies for cross-hedging purposes. A call option on a foreign currency is for cross-hedging purposes if it is designed to protect against a decline in the U.S. dollar value of a currency due to the changes of exchange rates vis a vis the U.S. dollar and the option is written for a currency other than the currency in which the security is denominated. In such circumstances, the Portfolios will follow the coverage requirements as described in the preceding paragraph.

                            OPTIONS ON FOREIGN CURRENCIES

       All Portfolios except the Cash Reserves, Domestic Fixed Income, Limited Duration, Mortgage-Backed Securities and Advisory Mortgage Portfolios, may purchase and write options on foreign currencies in a manner similar to that in which futures contracts on foreign currencies, or forward contracts, will be utilized. For example, a decline in the dollar value of a foreign currency in which portfolio securities are denominated will reduce the dollar value of such securities, even if their value in the foreign currency remains constant. In order to protect against such diminution in the value of portfolio securities, a Portfolio may purchase put options on the foreign currency. If the value of the currency does decline, a Portfolio will have the right to sell such currency for a fixed amount in dollars and will thereby offset, in whole or in part, the adverse effect on its portfolio which otherwise would have resulted.

Conversely, where a rise in the dollar value of a currency in which securities to be acquired are denominated is projected, thereby increasing the cost of such securities, a Portfolio may purchase call options thereon. The purchase of such options could offset, at least partially, the effects of the adverse movements in exchange rates. As in the case of other types of options, however, the benefit to a Portfolio derived from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs. In addition, where currency exchange rates do not move in the direction or to the extent anticipated, the Portfolios could sustain losses on transactions in foreign currency options which would require them to forego a portion or all of the benefits of advantageous changes in such rates.

The Portfolios may write options on foreign currencies for the same purposes. For example, where a Portfolio anticipates a decline in the dollar value of foreign currency denominated securities due to adverse fluctuations in exchange rates it could, instead of purchasing a put option, write a call option on the relevant currency. If the anticipated decline occurs, the option will most likely not be exercised, and the diminution in value of portfolio securities will be offset by the amount of the premium received.

Similarly, instead of purchasing a call option to hedge against an anticipated increase in the dollar cost of securities to be acquired, a Portfolio could write a put option on the relevant currency which, if rates move in the manner projected, will expire unexercised and allow the Portfolios to hedge such increased cost up to the amount of the premium. As in the case of other types of options, however, the writing of a foreign currency option will constitute only a partial hedge up to the amount of the premium, and only if rates move in the expected direction. If this does not occur, the option may be exercised and the Portfolios would be required to purchase or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on foreign currencies, a Portfolio also may be required to forego all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

The Portfolios may only write covered call options on foreign currencies. A call option written on a foreign currency by a Portfolio is "covered" if the Portfolio owns the underlying foreign currency covered by the call, an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration held in a segregated account by the Custodian) or upon conversion or exchange of other foreign currency held in its portfolio. A written call option is also covered if a Portfolio has a call on the same foreign currency and in the same principal amount as the call written where the exercise price of the call held (a) is equal to or less than the exercise price of the call written or (b) is greater than the exercise price of the call written if the difference is maintained by the Portfolio in cash, U.S. Government securities or other high grade liquid debt securities in a segregated account with the Custodian, or (c) maintains in a segregated account cash, U.S. Government securities or other high-grade liquid debt securities in an amount not less than the value of the underlying foreign currency in U.S. dollars, marked-to-market daily.

The Portfolios may also write call options on foreign currencies for cross-hedging purposes. A call option on a foreign currency is for cross-hedging purposes if it is designed to provide a hedge against a decline in the U.S. dollar value of a security which a Portfolio owns or has the right to acquire due to an adverse change in the exchange rate and which is denominated in the currency underlying the option. In such circumstances, the Portfolio will either "cover" the transaction as described above or collateralize the option by maintaining in a segregated account with the Custodian, cash or liquid securities in an amount not less than the value of the underlying foreign currency in U.S. dollars marked-to-market daily.

                                COMBINED TRANSACTIONS

The Portfolios may enter into multiple transactions, including multiple options transactions, multiple futures transactions, multiple foreign currency transactions (including forward foreign currency exchange contracts) and any combination of futures, options and foreign currency transactions, instead of a single transaction, as part of a single hedging strategy when, in the opinion of the Adviser, it is in the best interest of the Portfolio to do so. A combined transaction, while part of a single strategy, may contain elements of risk that are present in each of its component transactions and will be structured in accordance with applicable SEC regulations and SEC staff guidelines.

       RISKS OF OPTIONS ON FUTURES CONTRACTS, FORWARD CONTRACTS AND OPTIONS ON
                                  FOREIGN CURRENCIES

Options on foreign currencies and forward contracts are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) by the SEC. To the contrary, such instruments are traded through financial institutions acting as market-makers, although foreign currency options are also traded on certain national securities exchanges, such as the Philadelphia Stock Exchange and the Chicago Board Options Exchange, subject to SEC regulation. Similarly, options on currencies may be traded over-the-counter. In an over-the-counter trading environment, many of the protections afforded to exchange participants will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Although the purchase of an option cannot lose more than the amount of the premium plus related transaction costs, this entire amount could be lost. Moreover, the option writer and a trader of forward contracts could lose amounts substantially in excess of their initial investments, due to the margin and collateral requirements associated with such positions.

Options on foreign currencies traded on national securities exchanges are within the jurisdiction of the SEC, as are other securities traded on such exchanges. As a result, many of the protections provided to traders on organized exchanges will be available with respect to such transactions. In particular, all foreign currency option positions entered into on a national securities exchange are cleared and guaranteed by the Options Clearing Corporation ("OCC"), thereby reducing the risk of counterparty default. Furthermore, a liquid secondary market in options traded on a national securities exchange may be more readily available than in the over-the-counter market, potentially permitting a Portfolio to liquidate open positions at a profit prior to exercise or expiration, or to limit losses in the event of adverse market movements.

The purchase and sale of exchange-traded foreign currency options, however, is subject to the risks of the availability of a liquid secondary market described above, as well as the risks regarding adverse market movements, margining of options written, the nature of the foreign currency market, possible intervention by governmental authorities and the effect of other political and economic events. In addition, exchange-traded options of foreign currencies involve certain risks not presented by the over-the-counter market. For example, exercise and settlement of such options must be made exclusively through the OCC, which has established banking relationships in applicable foreign countries for this purpose. As a result, the OCC may, if it determines that foreign governmental restrictions or taxes would prevent the orderly settlement of foreign currency option exercises, or would result in undue burdens on the OCC or its clearing member, impose special procedures on exercise and settlement, such as technical changes in the mechanics of delivery of currency, the fixing of dollar settlement prices or prohibitions, on exercise.

In addition, futures contracts, options on futures contracts, forward contracts and options on foreign currencies may be traded on foreign exchanges. Such transactions are subject to the risk of governmental actions affecting trading in or the prices of foreign currencies or securities. The value of such positions also could be adversely affected by (i) other complex foreign political and economic factors, (ii) lesser availability than in the United States of data on which to make trading decision, (iii) delays in the Portfolio's ability to act upon economic events occurring in foreign markets during non business hours in the United States, (iv) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States, and (v) lesser trading volume.

                                    SWAP CONTRACTS

All Portfolios, except the Cash Reserves Portfolio, may enter into Swap Contracts. A swap is an agreement to exchange the return generated by one instrument for the return generated by another instrument. The payment streams are calculated by reference to a specified index and agreed upon notional amount. The term "specified index" includes currencies, fixed interest rates, prices, total return on interest rate indices, fixed income indices, stock indices and commodity indices (as well as amounts derived from arithmetic operations on these indices). For example, a Portfolio may agree to swap the return generated by a fixed-income index for the return generated by a second fixed-income index. The currency swaps in which the portfolios may enter will generally involve an agreement to pay interest streams in one currency based on a specified index in exchange for receiving interest streams denominated in another currency. Such swaps may involve initial and final exchanges that correspond to the agreed upon national amount.

The swaps in which the Portfolios may engage also include rate caps, floors and collars under which one party pays a single or periodic fixed amount(s) (or premium), and the other party pays periodic amounts based on the movement of a specified index. Swaps do not involve the delivery of securities, other underlying assets, or principal. Accordingly, the risk of loss with respect to swaps is limited to the net amount of payments that a Portfolio is contractually obligated to make. If the other party to a swap defaults, a Portfolio's risk of loss consists of the net amount of payments that a Portfolio is contractually entitled to receive. Currency swaps usually involve the delivery of the entire principal value of one designated currency in exchange for the other designated currency. Therefore, the entire principal value of a currency swap is subject to the risk that the other party to the swap will default on its contractual delivery obligations. If there is a default by the counterparty, the Portfolios may have contractual remedies pursuant to the agreements related to the transaction. The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the swap market has become relatively liquid. Caps, floors, and collars are more recent innovations for which standardized documentation has not yet been fully developed and, accordingly, they are less liquid than swaps.

The Portfolios will usually enter into swaps on a net basis, i.e., the two payment streams are netted out in a cash settlement on the payment date or dates specified in the instrument, with a Portfolio receiving or paying, as the case may be, only the net amount of the two payments. A Portfolio's obligations under a swap agreement will be accrued daily (offset against any amounts owing to the Portfolio) and any accrued but unpaid net amounts owed to a swap counterparty will be covered by the maintenance of a segregated account consisting of cash, U.S. Government securities, or high grade debt obligations, to avoid any potential leveraging of the Portfolio. To the extent that these swaps, caps, floors, and collars are entered into for hedging purposes, the Adviser believes such obligations do not constitute "senior securities" under the Investment Company Act of 1940 and, accordingly, will not treat them as being subject to a Portfolio's borrowing restrictions. All of the portfolios of MAS Funds except the Cash Reserves Portfolio may enter into OTC Derivatives transactions (Swaps, Caps, Floors, Puts, etc., but excluding foreign exchange contracts) with counterparties that are approved by the Adviser in accordance with guidelines established by the Board of Trustees. These guidelines provide for a minimum credit rating for each counterparty and various credit enhancement techniques (for example, collateralization of amounts due from counterparties) to limit exposure to counterparties with ratings below AA.

The use of swaps is a highly specialized activity which involves investment techniques and risks different from those associated with ordinary portfolio securities transactions. If the Adviser is incorrect in its forecasts of market values, interest rates, and currency exchange rates, the investment performance of the Portfolios would be less favorable than it would have been if this investment technique were not used.

                     FOREIGN CURRENCY EXCHANGE-RELATED SECURITIES

Foreign currency warrants--Foreign currency warrants are warrants which entitle the holder to receive from their issuer an amount of cash (generally, for warrants issued in the United States, in U.S. dollars) which is calculated pursuant to a predetermined formula and based on the exchange rate between a specified foreign currency and the U.S. dollar as of the exercise date of the warrant. Foreign currency warrants generally are exercisable upon their issuance and expire as of a specified date and time. Foreign currency warrants have been issued in connection with U.S. dollar-denominated debt offerings by major corporate issuers in an attempt to reduce the foreign currency exchange risk which, from the point of view of prospective purchasers of the securities, is inherent in the international fixed-income marketplace. Foreign currency warrants may attempt to reduce the foreign exchange risk assumed by purchasers of a security by, for example, providing for a supplemental payment in the event that the U.S. dollar depreciates against the value of a major foreign currency such as the Japanese Yen or German Deutschmark. The formula used to determine the amount payable upon exercise of a foreign currency warrant may make the warrant worthless unless the applicable foreign currency exchange rate moves in a particular direction (e.g., unless the U.S. dollar appreciates or depreciates against the particular foreign currency to which the warrant is linked or indexed). Foreign currency warrants are severable from the debt obligations with which they may be offered, and may be listed on exchanges. Foreign currency warrants may be exercisable only in certain minimum amounts, and an investor wishing to exercise warrants who possesses less than the minimum number required for exercise may be required either to sell the warrants or to purchase additional warrants, thereby incurring additional transaction costs. In the case of any exercise of warrants, there may be a time delay between the time a holder of warrants gives instructions to exercise and the time the exchange rate relating to exercise is determined, during which time the exchange rate could change significantly, thereby affecting both the market and cash settlement values of the warrants being exercised. The expiration date of the warrants may be accelerated if the warrants should be delisted from an exchange or if their trading should be suspended permanently, which would result in the loss of any remaining "time value" of the warrants (i.e., the difference between the current market value and the exercise value of the warrants), and, in the case where the warrants were "out-of-the-money," in a total loss of the purchase price of the warrants. Warrants are generally unsecured obligations of their issuers and are not standardized foreign currency options issued by the OCC. Unlike foreign currency options issued by the OCC, the terms of foreign exchange warrants generally will not be amended in the event of governmental or regulatory actions affecting exchange rates or in the event of the imposition of other regulatory controls affecting the international currency markets. The initial public offering price of foreign currency warrants is generally considerably in excess of the price that a commercial user of foreign currencies might pay in the interbank market for a comparable option involving significantly larger amounts of foreign currencies. Foreign currency warrants are subject to complex political or economic factors.

Principal exchange rate linked securities--Principal exchange rate linked securities are debt obligations the principal on which is payable at maturity in an amount that may vary based on the exchange rate between the U.S. dollar and a particular foreign currency at or about that time. The return on "standard" principal exchange rate linked securities is enhanced if the foreign currency to which the security is linked appreciates against the U.S. dollar, and is adversely affected by increases in the foreign exchange value of the U.S. dollar; "reverse" principal exchange rate linked securities are like the "standard" securities, except that their return is enhanced by increases in the value of the U.S. dollar and adversely impacted by increases in the value of foreign currency. Interest payments on the securities are generally made in U.S. dollars at rates that reflect the degree of foreign currency risk assumed or given up by the purchaser of the notes (i.e., at relatively higher interest rates if the purchaser has assumed some of the foreign exchange risk, or relatively lower interest rates if the issuer has assumed some of the foreign exchange risk, based of the expectations of the current market). Principal exchange rate linked securities may in limited cases be subject to acceleration of maturity (generally, not without the consent of the holders of the securities), which may have an adverse impact on the value of the principal payment to be made at maturity.

Performance indexed paper--Performance indexed paper is U.S. dollar-denominated commercial paper the yield of which is linked to certain foreign exchange rate movements. The yield to the investor on performance indexed paper is between the U.S. dollar and a designated currency as of or about that time (generally, the index maturity two days prior to maturity). The yield to the investor will be within a range stipulated at the time of purchase of the obligation, generally with a guaranteed minimum rate of return that is below, and a potential maximum rate of return that is above, market yields on U.S. dollar-denominated commercial paper, with both the minimum and maximum rates of return on the investment corresponding to the minimum and maximum values of the spot exchange rate two business days prior to maturity.

                                   MUNICIPAL BONDS

Municipal Bonds generally include debt obligations issued by states and their political subdivisions, and duly constituted authorities and corporations, to obtain Funds to construct, repair or improve various public facilities such as airports, bridges, highways, hospitals, housing, schools, streets and water and sewer works. Municipal Bonds may also be issued to refinance outstanding obligations as well as to obtain Funds for general operating expenses and for loans to other public institutions and facilities.

The two principal classifications of Municipal Bonds are "general obligation" and "revenue" or "special tax" bonds. General obligation bonds are secured by the issuer's pledge of its full faith, credit and taxing power for the payment of principal and interest. Revenue or special tax bonds are payable only from the revenues derived from a particular facility or class of facilities or, in some cases, from the proceeds of a special excise or other tax, but not from general tax revenues. The Municipal and PA Municipal Portfolios ("the Portfolios") may also invest in tax-exempt industrial development bonds, short-term municipal obligations, project notes, demand notes and tax-exempt commercial paper.

Industrial revenue bonds in most cases are revenue bonds and generally do not have the pledge of the credit of the issuer. The payment of the principal and interest on such industrial revenue bonds is dependent solely on the ability of the user of the facilities financed by the bonds to meet its financial obligations and the pledge, if any, of real and personal property so financed as security for such payment. Short-term municipal obligations issued by states, cities, municipalities or municipal agencies, include Tax Anticipation Notes, Revenue Anticipation Notes, Bond Anticipation Notes, Construction Loan Notes and Short-Term Discount Notes. Project Notes are instruments issued by the Department of Housing and Urban Development but issued by a state or local housing agency. While the issuing agency has the primary obligation on such Project notes, they are also secured by the full faith and credit of the United States.

Note obligations with demand or put options may have a stated maturity in excess of one year, but permit any holder to demand payment of principal plus accrued interest upon a specified number of days' notice. Frequently, such obligations are secured by letters of credit or other credit support arrangements provided by banks. The issuer of such notes normally has a corresponding right, after a given period, to repay at its discretion the outstanding principal of the note plus accrued interest upon a specific number of days' notice to the bondholders. The interest rate on a demand note may be based upon a known lending rate, such as the prime lending rate, and be adjusted when such rate changes, or the interest rate on a demand note may be a market rate that is adjusted at specified intervals. Each note purchased by the Portfolios will meet the quality criteria set out in the Prospectus for the Portfolios.

The yields of Municipal Bonds depend on, among other things, general money market conditions, conditions in the Municipal Bond market, the size of a particular offering, the maturity of the obligation, and the rating of the issue. The ratings of Moody's and Standard & Poor's represent their opinions of the quality of the Municipal Bonds rated by them. It should be emphasized that such ratings are general and are not absolute standards of quality. Consequently, Municipal Bonds with the same maturity, coupon and rating may have different yields, while

Municipal Bonds of the same maturity and coupon, but with different ratings may have the same yield. It will be the responsibility of the investment management staff to appraise independently the fundamental quality of the bonds held by the Portfolios.

Municipal Bonds are sometimes purchased on a "when-issued" basis meaning the Portfolio has committed to purchase certain specified securities at an agreed upon price when they are issued. The period between commitment date and issuance date can be a month or more. It is possible that the securities will never be issued and the commitment canceled.

From time to time proposals have been introduced before Congress to restrict or eliminate the Federal income tax exemption for interest on Municipal Bonds. Similar proposals may be introduced in the future. If any such proposal were enacted, it might restrict or eliminate the ability of the Portfolios to achieve their investment objectives. In that event, the Fund's Trustees and officers would reevaluate its investment objective and policies and consider recommending to its shareholders changes in such objective and policies.

Similarly, from time to time proposals have been introduced before State and local legislatures to restrict or eliminate the State and local income tax exemption for interest on Municipal Bonds. Similar proposals may be introduced in the future. If any such proposal were enacted, it might restrict or eliminate the ability of the Portfolio to achieve its investment objective. In that event, the Fund's Trustees and officers would reevaluate its investment objective and policies and consider recommending to its shareholders changes in such objective and policies.

                                       DURATION

The Limited Duration and Intermediate Duration Portfolios seek to achieve their objective by investing in the types of fixed income securities described in the Prospectus and by maintaining an average duration of between one and three years and two and five years, respectively. Duration is one of the fundamental tools used by the Adviser in security selection for the Portfolios and any other Portfolio which invests in fixed income securities.

Duration is a measure of the expected life of a fixed income security that was developed as a more precise alternative to the concept of the "term of maturity." Duration incorporates a bond's yield, coupon interest payments, final maturity and call features into one measure.

Most debt obligations provide interest ("coupon") payments in addition to a final ("par") payment at maturity. Some obligations also have call provisions. Depending on the relative magnitude of these payments, the market values of debt obligations may respond differently to changes in the level and structure of interest rates.

Traditionally, a debt security's "term to maturity" has been used as a proxy for the sensitivity of the security's price to changes in interest rates (which is the "interest rate risk" or "volatility" of the security). However, "term to maturity" measures only the time until a debt security provides its final payment, taking no account of the pattern of the security's payments prior to maturity. Duration is a measure of the expected life of a fixed income security on a present value basis. Duration takes the length of the time intervals between the present time and the time that the interest and principal payments are scheduled or, in the case of a callable bond, expected to be received, and weights them by the present values of the cash to be received at each future point in time. For any fixed income security with interest payments occurring prior to the payment of principal, duration is always less than maturity. In general, all other things being the same, the lower the stated or coupon rate of interest of a fixed income security, the longer the duration of the security; conversely, the higher the stated or coupon rate of interest of a fixed income security, the shorter the duration of the security.

There are some situations where even the standard duration calculation does not properly reflect the interest rate exposure of a security. For example, floating and variable rate securities often have final maturities of ten or more years; however, their interest rate exposure is not properly captured by duration in the case of mortgage pass-through securities. The stated final maturity of such securities is generally 30 years, but current prepayment rates are more critical in determining the securities' interest rate exposure. In these and other similar situations, the Adviser will use more sophisticated analytical techniques that incorporate the economic life of a security into the determination of its interest rate exposure.

                              MORTGAGE-BACKED SECURITIES

Mortgage-backed securities represent an ownership interest in a pool of residential mortgage loans. These securities are designed to provide monthly payments of interest and principal to the investor. The mortgagor's monthly payments to his/her lending institution are "passed-through" to investors. Fixed Income, Domestic Fixed Income, Fixed Income Portfolio II, Special Purpose Fixed Income, Limited Duration, High Yield, Intermediate Duration Fixed Income, Mortgage-Backed Securities, Advisory Mortgage, International Fixed Income, Advisory Foreign Fixed Income, Global Fixed Income, Multi-Asset-Class, Municipal, PA Municipal, Balanced Plus and Balanced Portfolios may invest in Mortgage-Backed Securities. Most issuers or poolers provide guarantees of payments, regardless of whether or not the mortgagor actually makes the payment. The guarantees made by issuers or poolers are individual loan, title, pool and hazard insurance purchased by the issuer. There can be no assurance that the private issuers can meet their obligations under the policies. Mortgage-backed securities issued by private issuers, whether or not such securities are subject to guarantees, may entail greater risk. If there is no guarantee provided by the issuer, mortgage-backed securities purchased by the Portfolios will be rated investment grade by Moody's or Standard & Poor's, or, if unrated, deemed by the Adviser to be of investment grade quality.

Underlying Mortgages

Pools consist of whole mortgage loans or participation in loans. The majority of these loans are made to purchasers of 1-4 family homes. The terms and characteristics of the mortgage instruments are generally uniform within a pool but may vary among pools. For example, in addition to fixed-rate fixed-term mortgages, the Portfolios may purchase pools of adjustable rate mortgages (ARM), growing equity mortgages (GEM), graduated payment mortgage (GPM) and other types where the principal and interest payment procedures vary. ARM's are mortgages which reset the mortgage's interest rate with changes in open market interest rates. The Portfolios' interest income will vary with changes in the applicable interest rate on pools of ARM's. GPM and GEM pools maintain constant interest rates, with varying levels of principal repayment over the life of the mortgage. These different interest and principal payment procedures should not impact the Portfolios' net asset values since the prices at which these securities are valued each day will reflect the payment procedures.

All poolers apply standards for qualifications to local lending institutions which originate mortgages for the pools. Poolers also establish credit standards and underwriting criteria for individual mortgages included in the pools. In addition, many mortgages included in pools are insured through private mortgage insurance companies.

Average Life

The average life of pass-through pools varies with the maturities, coupon rates, and type of the underlying mortgage instruments. In addition, a pool's term may be shortened by unscheduled or early payments of principal and interest on the underlying mortgages. The occurrence of mortgage prepayments is affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage and other social and demographic conditions.

Returns of Mortgage-Backed Securities

Yields on mortgage-backed pass-through securities are typically quoted based on a prepayment assumption derived from the coupon and maturity of the underlying instruments. Actual pre-payment experience may cause the realized return to differ from the assumed yield. Reinvestment of pre-payments may occur at higher or lower interest rates than the original investment, thus affecting the realized returns of the Portfolios. The compounding effect from reinvestment of monthly payments received by each Portfolio will increase its return to shareholders, compared to bonds that pay interest semi-annually.

About Mortgage-Backed Securities

Interests in pools of mortgage-backed securities differ from other forms of debt securities, which normally provide for periodic payment of interest in fixed amounts with principal payments at maturity or specified call dates. Instead, these securities provide a monthly payment which consists of both interest and principal payments. In effect, these payments are a "pass-through" of the monthly payments made by the individual borrowers on their residential mortgage loans, net of any fees paid to the issuer or guarantor of such securities. Additional payments are caused by repayments resulting from the sale of the underlying residential property, refinancing or foreclosure net of fees or costs which may be incurred. Some mortgage-backed securities are described as "modified pass-through." These securities entitle the holders to receive all interest and principal payments owed on the mortgages in the pool, net of certain fees, regardless of whether or not the mortgagors actually make payment.

Residential mortgage loans are pooled by the Federal Home Loan Mortgage Corporation (FHLMC). FHLMC is a corporate instrumentality of the U.S. Government and was created by Congress in 1970 for the purpose of increasing the availability of mortgage credit for residential housing. FHLMC issues Participation Certificates ("PC's") which represent interests in mortgages from FHLMC's national portfolio. FHLMC guarantees the timely payment of interest and ultimate collection of principal.

The Federal National Mortgage Association (FNMA) is a Government-sponsored corporation owned entirely by private stockholders. It is subject to general regulation by the Secretary of Housing and Urban Development. FNMA purchases residential mortgages from a list of approved seller/servicers which include state and federally-chartered savings and loan associations, mutual savings, banks, commercial banks and credit unions and mortgage bankers. Pass-through securities issued by FNMA are guaranteed as to timely payment of principal and interest by FNMA.

The principal Government guarantor of mortgage-backed securities is the Government National Mortgage Association (GNMA). GNMA is a wholly-owned U.S. Government corporation within the Department of Housing and Urban Development. GNMA is authorized to guarantee, with the full faith and credit of the U.S. Government, the timely payment of principal and interest on securities issued by approved institutions and backed by pools of FHA-insured or VA-guaranteed mortgages.

Commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers also create pass-through pools of conventional residential mortgage loans. Pools created by such non-governmental issuers generally offer a higher rate of interest than Government and Government-related pools because there are no direct or indirect Government guarantees of payments in the former pools. However, timely payment of interest and principal of these pools is supported by various forms of insurance or guarantees, including individual loan, title, pool and hazard insurance purchased by the issuer. The insurance and guarantees are issued by Governmental entities, private insurers and the mortgage poolers. There can be no assurance that the private insurers can meet their obligations under the policies. Mortgage-backed securities purchased for the Portfolios will, however, be rated of investment grade quality by Moody's and/or Standard & Poor's or, if unrated, deemed by the Adviser to be of investment grade quality.

It is expected that Governmental or private entities may create mortgage loan pools offering pass-through investments in addition to those described above. The mortgages underlying these securities may be alternative mortgage instruments, that is, mortgage instruments whose principal or interest payment may vary or whose terms to maturity may be shorter than previously customary. As new types of mortgage-backed securities are developed and offered to investors, the Portfolios will, consistent with their investment objective and policies, consider making investments in such new types of securities.

                         STRIPPED MORTGAGE-BACKED SECURITIES

Stripped mortgage-backed securities ("SMBS") are derivative multiclass mortgage securities. SMBS may be issued by agencies or instrumentalities of the U.S. Government or by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose entities of the foregoing.

SMBS are usually structured with two classes that receive different proportions of the interest and principal distributions on a pool of mortgage assets. A common type of SMBS will have one class receiving some of the interest and most of the principal from the mortgage assets, while the other class will receive most of the interest and the remainder of the principal. In the most extreme case, one class will receive all of the interest (the interest-only or "IO" class), while the other class will receive all of the principal (the principal-only or "PO" class). The yield to maturity on an IO class is extremely sensitive to the rate of principal payments (including prepayments) on the related underlying mortgage assets, and a rapid rate of principal payments may have a material adverse effect on a Portfolio yield to maturity from these securities. If the underlying mortgage assets experience greater than anticipated prepayments of principal, a Portfolio may fail to fully recoup its initial investment in these securities even if the security is in one of the highest rating categories.

Although SMBS are purchased and sold by institutional investors through several investment banking firms acting as brokers or dealers, these securities were only recently developed. As a result, established trading markets have not yet developed and, accordingly, certain of these securities may be deemed "illiquid" and subject to a Portfolio's limitations on investment in illiquid securities.

                              U.S. GOVERNMENT SECURITIES

The term "U.S. Government securities" refers to a variety of securities which are issued or guaranteed by the United States Government, and by various instrumentalities which have been established or sponsored by the United States Government. U.S. Treasury securities are backed by the "full faith and credit" of the United States.

Agency Securities: Securities issued or guaranteed by Federal agencies and U.S. Government sponsored instrumentalities may or may not be backed by the full faith and credit of the United States. In the case of securities not backed by the full faith and credit of the United States, the investor must look principally to the agency or instrumentality issuing or guaranteeing the obligation for ultimate repayment, and may not be able to assert a claim against the United States itself in the event the agency or instrumentality does not meet its commitment. Agencies which are backed by the full faith and credit of the United States include the Export Import Bank, Farmers Home Administration, Federal Financing Bank, and others. Certain debt issued by Resolution Funding Corporation has both its principal and interest backed by the full faith and credit of the U.S. Treasury in that its principal is defeased by U.S. Treasury zero coupon issues, while the U.S. Treasury is explicitly required to advance funds sufficient to pay interest on it, if needed. Certain agencies and instrumentalities, such as the Government
National Mortgage Association, are, in effect, backed by the full faith and credit of the United States through provisions in their charters that they may make "indefinite and unlimited" drawings on the Treasury, if needed to service its debt. Debt from certain other agencies and instrumentalities, including the Federal Home Loan Bank and Federal National Mortgage
Association, are not guaranteed by the United States, but those institutions are protected by the discretionary authority of the U.S. Treasury to purchase certain amounts of their securities to assist the institution in meeting its debt obligations. Finally, other agencies and instrumentalities, such as the Farm Credit System and the Federal Home Loan Mortgage Corporation, are federally chartered institutions under Government supervision, but their debt securities are backed only by the credit worthiness of those institutions, not the U.S. Government.

Some of the U.S. Government agencies that issue or guarantee securities include the Export-Import Bank of the United States, Farmers Home Administration, Federal Housing Administration, Maritime Administration, Small Business Administration and The Tennessee Valley Authority.

An instrumentality of the U.S. Government is a Government agency organized under Federal charter with Government supervision. Instrumentalities issuing or guaranteeing securities include, among others, Federal Home Loan Banks, the Federal Land Banks, Central Bank for Cooperatives, Federal Intermediate Credit Banks and the Federal National Mortgage Association.

                                  ZERO COUPON BONDS

Zero Coupon bonds, are a term used to describe notes and bonds which have been stripped of their unmatured interest coupons, or the coupons themselves, and also receipts or certificates representing interest in such stripped debt obligations and coupons. The timely payment of coupon interest and principal on these instruments remains guaranteed by the "full faith and credit" of the United States Government.

A zero coupon bond does not pay interest. Instead, it is issued at a substantial discount to its "face value"--what it will be worth at maturity. The difference between a security's issue or purchase price and its face value represents the imputed interest an investor will earn if the security is held until maturity. For tax purposes, a portion of this imputed interest is deemed as income received by zero coupon bondholders each year. The Fund, which expects to qualify as a regulated investment company, intends to pass along such interest as a component of the Portfolio's distributions of net investment income.

Zero coupon bonds may offer investors the opportunity to earn higher yields than those available on U.S. Treasury bonds of similar maturity. However, zero coupon bond prices may also exhibit greater price volatility than ordinary debt securities because of the manner in which their principal and interest is returned to the investor.

Zero Coupon Treasury Bonds are sold under a variety of different names, such as:
Certificate of Accrual on Treasury Securities (CATS), Treasury Receipts (Trs), Separate Trading of Registered Interest and Principal of Securities (STRIPS) and Treasury Investment Growth Receipts (TIGERS).

                          EURODOLLAR AND YANKEE OBLIGATIONS

Eurodollar bank obligations are dollar-denominated certificates of deposit and time deposits issued outside the U.S. capital markets by foreign branches of U.S. banks and by foreign banks. Yankee bank obligations are dollar-denominated obligations issued in the U.S. capital markets by foreign banks.

Eurodollar and Yankee obligations are subject to the same risks that pertain to domestic issues, notably credit risk, market risk and liquidity risk. Additionally, Eurodollar (and to a limited extent, Yankee) obligations are subject to certain sovereign risks. One such risk is the possibility that a sovereign country might prevent capital, in the form of dollars, from flowing across their borders. Other risks include: adverse political and economic developments; the extent and quality of government regulation of financial markets and institutions; the imposition of foreign withholding taxes, and the expropriation or nationalization of foreign issuers. However, Eurodollar and Yankee obligations held in the Cash Reserves Portfolio will undergo the same credit analysis as domestic issues in which the Cash Reserves Portfolio invests, and will have at least the same financial strength as the domestic issuers approved for the Cash Reserves Portfolio.

                                     BRADY BONDS

A portion of certain of the Fund's fixed-income investments may be invested in certain debt obligations customarily referred to as "Brady Bonds", which are created through the exchange of existing commercial bank loans to foreign entities for new obligations in connection with debt restructuring under a plan introduced by former U.S. Secretary of the Treasury, Nicholas F. Brady (the "Brady Plan").

Brady Bonds have been issued only recently, and, accordingly, do not have a long payment history. They may be collateralized or uncollateralized and issued in various currencies (although most are dollar-denominated) and they are actively traded in the over-the-counter secondary market.

Dollar-denominated, collateralized Brady Bonds, which may be fixed rate par bonds or floating rate discount bonds, are generally collateralized in full as to principal due at maturity by U.S. Treasury zero coupon obligations which have the same maturity as the Brady Bonds. Interest payments on these Brady Bonds generally are collateralized by cash or securities in an amount that, in the case of fixed rate bonds, is equal to at least one year of rolling interest payments or, in the case of floating rate bonds, initially is equal to at least one year's rolling interest payments based on the applicable interest rate at that time and is adjusted at regular intervals thereafter. Certain Brady Bonds are entitled to "value recovery payments" in certain circumstances, which in effect constitute supplemental interest payments but generally are not collateralized. Brady Bonds are often viewed as having three or four valuation components: (i) the collateralized repayment of principal at final maturity;
(ii) the collateralized interest payments; (iii) the uncollateralized interest payments; and (iv) any uncollateralized repayment of principal at maturity (these uncollateralized amounts constitute the "residual risk"). In the event of a default with respect to Collateralized Brady Bonds as a result of which the payment obligations of the issuer are accelerated, the U.S. Treasury zero coupon obligations held as collateral for the payment of principal will not be distributed to investors, nor will such obligations be sold and the proceeds distributed. The collateral will be held by the collateral agent to the scheduled maturity of the defaulted Brady Bonds, which will continue to be outstanding, at which time the face amount of the collateral will equal the principal payments which would have then been due on the Brady Bonds in the normal course. In addition, in light of the residual risk of the Brady Bonds and, among other factors, the history of default with respect to commercial bank loans by public and private entities of countries issuing Brady Bonds, investments in Brady bonds are to be viewed as speculative.

Brady Plan debt restructurings totaling approximately $73 billion have been implemented to date in Argentina, Costa Rica, Mexico, Nigeria, the Philippines, Uruguay and Venezuela, with the largest proportion of Brady Bonds having been issued to date by Mexico and Venezuela. Brazil has announced plans to issue Brady Bonds aggregating approximately $35 billion, based on current estimates. There can be no assurance that the circumstances regarding the issuance of Brady Bonds by these countries will not change.

                               CASH RESERVES PORTFOLIO

A-1 and Prime-1 Commercial Paper Ratings: Commercial paper rated A-1 by Standard & Poor's has the following characteristics: (1) liquidity ratios are adequate to meet cash requirements; (2) long-term senior debt is rated "A" or better; (3) the issuer has access to at least two additional channels of borrowing; (4) basic earnings and cash flow have an upward trend with allowance made for unusual circumstances; (5) typically, the issuer's industry is well established and the issuer has a strong position within the industry; and (6) the reliability and quality of management are unquestioned. Relative strength or weakness of the above factors determine whether the issuer's commercial paper is A-1, A-2, or A-3. The rating Prime-1 is the highest commercial paper rating assigned by Moody's. Among the factors considered by Moody's in assigning ratings are the following: (1) evaluation of the management of the issuer; (2) economic evaluation of the issuer's industry or industries and the appraisal of speculative-type risks which may be inherent in certain areas; (3) evaluation of the issuer's products in relation to competition and customer acceptance; (4) liquidity; (5) amount and quality of long-term debt; (6) trend of earnings over a period of ten years; (7) financial strength of a parent company and the relationships which exist with the issuer; and (8) recognition by the management of obligations which may be present or may arise as a result of public interest questions and preparations to meet such obligations.

                                  TAX CONSIDERATIONS

In order for a Portfolio to continue to qualify for Federal income tax treatment as a regulated investment company, at least 90% of its gross income for a taxable year must be derived from qualifying income; i.e., dividends, interest, income derived from loans of securities, and gains from the sale of securities or foreign currencies, or other income derived with respect to its business of investing in such securities or currencies. In addition, gains realized on the sale or other disposition of securities or foreign currencies not directly related to the company's principal business of investing in securities held for less than three months must be limited to less than 30% of the Portfolio's annual gross income. It is anticipated that any net gain realized from the closing out of futures contracts will be considered gain from the sale of securities and therefore be qualifying income for purposes of the 90% requirement. In order to avoid realizing excessive gains on securities held less than three months, the Portfolio may be required to defer the closing out of futures contracts beyond the time when it would otherwise be advantageous to do so. It is anticipated that unrealized gains on futures contracts, which have been open for less than three months as of the end of the Portfolio's fiscal year and which are recognized for tax purposes, will not be considered gains on securities held less than three months for the purpose of the 30% test.

Each Portfolio of the Fund will distribute to shareholders annually any net capital gains which have been recognized for Federal income tax purposes including unrealized gains at the end of the Portfolio's fiscal year on futures transactions. Such distributions will be combined with distributions of capital gains realized on the Portfolio's other investments and shareholders will be advised of the nature of the payments.

The 30% limit on gains from the disposition of certain options, futures, forward contracts, and swap contracts held less than three months, and the qualifying income and diversification requirements applicable to a Portfolio's assets, may limit the extent to which a Portfolio will be able to engage in these transactions.

Some of the options, futures contracts, forward contracts, and swap contracts entered into by the Portfolios may be "Section 1256 contracts." Section 1256 contracts held by a Portfolio at the end of its taxable year (and, for purposes of the 4% excise tax, on certain other dates as prescribed under the Code) are "marked to market" with unrealized gains or losses treated as though they were realized. Any gains or losses, including "marked to market" gains or losses, on
Section 1256 contracts other than forward contracts are generally 60% long-term and 40% short-term capital gains or losses ("60/40") although all foreign currency gains and losses from such contracts may be treated as ordinary in character absent a special election.

Generally, hedging transactions and certain other transactions in options, futures, forward contracts and swap contracts undertaken by a Portfolio, may result in "straddles" for U.S. federal income tax purposes. The straddle rules may affect the character of gain or loss realized by a Portfolio. In addition, losses realized by a Portfolio on positions that are part of a straddle may be deferred under the straddle rules, rather than being taken into account in calculating the taxable income for the taxable year in which such losses are realized. Because only a few regulations implementing the straddle rules have been promulgated, the tax consequences of transactions in options, futures, forward contracts, and swap agreements to a Portfolio are not entirely clear. The transactions may increase the amount of short-term capital gain realized by a Portfolio. Short-term capital gain is taxed as ordinary income when distributed to shareholders.

A Portfolio may make one or more of the elections available under the Code which are applicable to straddles. If a Portfolio makes any of the elections, the amount, character, and timing of the recognition of gains or losses from the affected straddle positions will be determined under rules that vary according to the elections made. The rules applicable under certain of the elections operate to accelerate the recognition of gains or losses from the affected straddle positions.

Because application of the straddle rules may affect the character of gains or losses, defer losses and/or accelerate the recognition of gains or losses from the affected straddle positions, the amount which must be distributed to shareholders, and which will be taxed to shareholders as ordinary income or long-term capital gain, may be increased or decreased substantially as compared to a Portfolio that did not engage in such hedging transactions.

                                  PURCHASE OF SHARES

Each Portfolio reserves the right in its sole discretion (i) to suspend the offering of its shares (ii) to reject purchase orders, (iii) to reduce or waive the minimum for initial and subsequent investments. The Officers of the Fund may from time to time waive the minimum initial and subsequent investment requirements in connection with investments in the Fund by employees of the Adviser and its affiliates.

                                 REDEMPTION OF SHARES

Each Portfolio may suspend redemption privileges or postpone the date of payment
(i) during any period that the New York Stock Exchange is closed, or trading on the Exchange is restricted as determined by the Commission, (ii) during any period when an emergency exists as defined by the rules of the Commission as a result of which it is not reasonably practicable for a Portfolio to dispose of securities owned by it, or fairly to determine the value of its assets, and
(iii) for such other periods as the Commission may permit.

The Fund has made an election with the Commission pursuant to Rule 18f-1 under the Investment Company Act of 1940 to pay in cash all redemptions requested by any shareholder of record limited in amount during any 90-day period to the lesser of $250,000 or 1% of the net assets of the Portfolio at the beginning of such period. Such commitment is irrevocable without the prior approval of the Commission. Redemptions in excess of the above limits may be paid in whole or in part in investment securities or in cash, as the Trustees may deem advisable; however, payment will be made wholly in cash unless the Trustees believe that economic or market conditions exist which would make such a practice detrimental to the best interests of the Fund. If redemptions are paid in investment securities, such securities will be valued as set forth in the Fund's Prospectus under "Valuation of Shares" and a redeeming shareholder would normally incur brokerage expenses in converting these securities to cash.

No charge is made by a Portfolio for redemptions. Redemption proceeds may be more or less than the shareholder's cost depending on the market value of the securities held by the Portfolio.

                                 SHAREHOLDER SERVICES

Exchange Privilege

The exchange privilege is only available with respect to Portfolios that are registered for sale in a shareholder's state. Exchange requests should be sent to MAS Funds, c/o Miller Anderson & Sherrerd, LLP, One Tower Bridge, West Conshohocken, PA 19428-0868. Any such exchange will be based on the respective net asset values of the shares involved. Before making an exchange, a shareholder should consider the investment objectives of the Portfolio to be purchased. Exchange requests may be made either by mail or telephone. Telephone exchanges (referred to as "expedited exchanges") will be accepted only if the certificates for the shares to be exchanged are held by the Fund for the account of the shareholder and the registration of the two accounts are identical. Requests for expedited exchanges received prior to 12:00 p.m. for the Cash Reserves Portfolio and prior to 4:00 p.m. (Eastern time) for all other Portfolios will be processed as of the close of business on the same day. Requests received after these times will be processed on the next business day. Expedited exchanges may also be subject to limitations as to amounts or frequency, and to other restrictions established by the Board of Trustees to assure that such exchanges do not disadvantage the Fund and its shareholders. The officers of the Fund reserve the right not to accept any request for an exchange when, in their opinion, the exchange privilege is being used as a tool for market timing.

For Federal income tax purposes, an exchange between Portfolios of the Fund is a taxable event, and, accordingly, a capital gain or loss may be realized. In a revenue ruling relating to circumstances similar to the Fund's, an exchange between a series of a Fund was also deemed to be a taxable event. It is likely, therefore, that a capital gain or loss would be realized on an exchange between Portfolios; you may want to consult your tax adviser for further information in this regard. The exchange privilege may be modified or terminated at any time.

Transfer of Shares

Shareholders may transfer shares of the Fund's Portfolios to another person by written request to the Client Services Group at the address noted above. The request should clearly identify the account and number of shares to be transferred and include the signature of all registered owners and all share certificates, if any, which are subject to the transfer. The signature on the letter of request, the share certificate or any stock power must be guaranteed in the same manner as described under "Redemption of Shares." As in the case of redemptions, the written request must be received in good order before any transfer can be made.

                                INVESTMENT LIMITATIONS

Each Portfolio of the Fund is subject to the following restrictions which are fundamental policies and may not be changed without the approval of the lesser of: (1) at least 67% of the voting securities of the Portfolio present at a meeting if the holders of more than 50% of the outstanding voting securities of the Portfolio are present or represented by proxy, or (2) more than 50% of the outstanding voting securities of the Portfolio.

As a matter of fundamental policy, each Portfolio will not:

(1) invest in physical commodities or contracts on physical commodities;

(2) purchase or sell real estate, although it may purchase and sell securities of companies which deal in real estate, other than real estate limited partnerships, and may purchase and sell marketable securities which are secured by interests in real estate;

(3) make loans except: (i) by purchasing debt securities in accordance with its investment objectives and policies, or entering into repurchase agreements, subjects to the limitations described in non-fundamental limitation (7), below,
(ii) by lending its portfolio securities, and (iii) by lending portfolio assets to other Portfolios of the Fund, so long as such loans are not inconsistent with the Investment Company Act of 1940, as amended (the "1940 Act"), or the Rules and Regulations, or interpretations or orders of the Securities and Exchange Commission thereunder;

(4) with respect to 75% of its assets, purchase a security if, as a result, it would hold more than 10% (taken at the time of such investment) of the outstanding voting securities of any issuer (this restriction is not applicable to the Global Fixed Income, International Fixed Income, Advisory Foreign Fixed Income or the Emerging Markets Portfolios);

(5) with respect to 75% of its assets, purchase securities of any issuer if, as a result, more than 5% of the Portfolio's total assets, taken at market value at the time of such investment, would be invested in the securities of such issuer except that this restriction does not apply to securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities (this restriction does not apply to the Global Fixed Income, International Fixed Income, Advisory Foreign Fixed Income or the Emerging Markets Portfolios);

(6) borrow money, except (i) as a temporary measure for extraordinary or emergency purposes, and (ii) in connection with reverse repurchase agreements, provided that (i) and (ii) in combination do not exceed 33 1/3% of the Portfolio's total assets (including the amount borrowed) less liabilities (exclusive of borrowings);

(7) underwrite the securities of other issuers (except to the extent that the fund may be deemed to be an underwriter within the meaning of the Securities Act of 1933 in connection with the disposition of restricted securities);

(8) acquire any securities of companies within one industry, other than mortgage-backed securities in the case of the Mortgage-Backed Securities and Advisory Mortgage Portfolios, if as a result of such acquisition, more than 25% of the value of the Portfolio's total assets would be invested in securities of companies within such industry; provided, however, that there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, when any such Portfolio adopts a temporary defensive position. Additionally, the Cash Reserves Portfolio may invest without limitation in obligations of the U.S. Government or its agencies and instrumentalities or certificates of deposit or bankers' acceptance of domestic banks;

Each Portfolio is also subject to the following restrictions which may be changed by the Board of Trustees without shareholder approval.

As a matter of non-fundamental policy, no Portfolio will:

(1) enter into futures contracts to the extent that each Portfolio's outstanding obligations to purchase securities under these contracts in combination with its outstanding obligations with respect to options transactions would exceed 50% of each Portfolio's total assets, and will maintain assets sufficient to meet its obligations under such contracts in a segregated account with the custodian bank or will otherwise comply with the SEC's position on asset coverage;

(2) write put or call options except to the extent described above in (1);

(3) purchase on margin, except for use of short-term credit as may be necessary for the clearance of purchases and sales of securities, provided that each Portfolio may make margin deposits in connection with transactions in options, futures, and options on futures;

(4) sell short unless, the Portfolio (i) by virtue of its ownership of other securities, has the right to obtain securities equivalent in kind and amount to the securities sold and, if the right is conditional, the sale is made upon the same conditions, or (ii) maintains in a segregated account on the books of the Fund's custodian an amount that, when combined with the amount of collateral deposited with the broker in connection with the short sale, equals the current market value of the security sold short or such other amount as the SEC or its staff may permit by rule, regulation, order or interpretation (transactions in futures contracts and options, however, are not deemed to constitute selling securities short);

(5) borrow money other than from banks or other Portfolios of MAS Funds, provided that a Portfolio may borrow from banks or other Portfolios of MAS Funds so long as such borrowing is not inconsistent with the 1940 Act or the rules, regulations, interpretations or orders of the SEC and its staff thereunder; or purchase additional securities when borrowings exceed 5% of total (gross) assets;

(6) pledge, mortgage or hypothecate assets in an amount greater than 50% of its total assets, provided that each Portfolio may segregate assets without limit in order to comply with the requirements of Section 18(f) of the 1940 Act and applicable rules, regulations or interpretations of the SEC and its staff;

(7) invest more than an aggregate of 15% of the net assets of the Portfolio, determined at the time of investment, in illiquid securities provided that this limitation shall not apply to any investment in securities that are not registered under the 1933 Act but that can be sold to qualified institutional investors in accordance with Rule 144A under the 1933 Act and are determined to be liquid securities under guidelines or procedures adopted by the Board of Directors;

(8) invest for the purpose of exercising control over management of any company; and

(9) invest its assets in securities of any investment company, except as permitted by the 1940 Act or the rules, regulations, interpretations or orders of the SEC and its staff thereunder.

Unless otherwise indicated, if a percentage limitation on investment or utilization of assets as set forth above is adhered to at the time an investment is made, a later change in percentage resulting from changes in the value or total cost of the Portfolio's assets will not be considered a violation of the restriction, and the sale of securities will not be required.

                                MANAGEMENT OF THE FUND

Trustees and Officers

The Fund's officers, under the supervision of the Board of Trustees, manage the day-to-day operations of the Fund. The Trustees set broad policies for the Fund and choose its officers. The following is a list of the Trustees and officers of the Fund and a brief statement of their present positions and principal occupations during the past 5 years:

THOMAS L. BENNETT,* Chairman of the Board of Trustees; Managing Director, Morgan Stanley; Portfolio Manager and member of the Executive Committee, Miller Anderson & Sherrerd, LLP; Director, MAS Fund Distribution, Inc.; Director, Morgan Stanley Universal Funds, Inc.

THOMAS P. GERRITY, Trustee; Dean and Reliance Professor of Management and Private Enterprise, Wharton School of Business , University of Pennsylvania; Director, Digital Equipment Corp.; Director, Sun Company, Inc.; Director, Federal National Mortgage Association; Director, Reliance Group Holdings; Director, Melville Corporation.

JOSEPH P. HEALEY, Trustee; Headmaster, Haverford School; formerly Dean, Hobart College; Associate Dean, William & Mary College.

JOSEPH J. KEARNS, Trustee; Vice President and Treasurer, The J. Paul Getty Trust; Director, Electro Rent Corporation; Trustee, Southern California Edison Nuclear Decommissioning Trust; Director, The Ford Family Foundation.

VINCENT R. MCLEAN, Trustee; Director, Alexander and Alexander Services, Inc.; Director, Legal and General America, Inc.; Director, William Penn Life Insurance Company of New York; formerly Executive Vice President, Chief Financial Officer, Director and Member of the Executive Committee of Sperry Corporation (now part of Unisys Corporation).

C. OSCAR MORONG, JR., Trustee; Managing Director, Morong Capital Management; Director, Ministers and Missionaries Benefit Board of American Baptist Churches, The Indonesia Fund, The Landmark Funds; formerly Senior Vice President and Investment Manager for CREF, TIAA-CREF Investment Management, Inc.

*Trustee Bennett is deemed to be an "interested person" of the Fund as that term is defined in the Investment Company Act of 1940, as amended.

--------------------------------------------------------------------------------

JAMES D. SCHMID, President, MAS Funds; Principal, Morgan Stanley; Head of Mutual Funds, Miller Anderson & Sherrerd, LLP; Director, MAS Fund Distribution, Inc., Chairman of the Board of Directors, The Minerva Fund, Inc.; formerly Vice President, The Chase Manhattan Bank.

LORRAINE TRUTEN, CFA, Vice President, MAS Funds; Principal, Morgan Stanley; Head of Mutual Fund Services, Miller Anderson & Sherrerd, LLP; President, MAS Fund Distribution, Inc.

DOUGLAS W. KUGLER, CFA, Treasurer, MAS Funds; Vice President, Morgan Stanley; Head of Mutual Fund Administration, Miller Anderson & Sherrerd, LLP; formerly Assistant Vice President, Provident Financial Processing Corporation.

JOHN H. GRADY, JR., Secretary, MAS Funds; Partner, Morgan, Lewis & Bockius, LLP; formerly Attorney, Ropes & Gray.

Remuneration of Trustees and Officers

The Fund pays each Trustee, who is not also an officer or affiliated person, a fee for each Board of Trustees Meeting attended plus travel and other expenses incurred in attending such meetings. Trustees who are also officers or affiliated persons receive no remuneration for their service as Trustees. The Fund's officers and employees are paid by the Adviser or Sub-Administrator. During the fiscal year ended September 30, 1996, the Fund paid $255,969 in fees and expenses to its "non-interested" Trustees.

The Fund maintains an unfunded Deferred Compensation Plan ("Plan") which allows each independent Trustee to defer payment of his or her retainer and fees to a later date. The Fund's policy is for each Trustee to defer at least twenty-five percent (25%) of his or her retainer and fees received annually from the Fund. To that end, the Plan requires that each Eligible Trustee (defined by the Plan as a member of the Board of Trustees who is not an "interested person" of the Fund, as such term is defined under Section 2(a)(19) of the Investment Company Act of 1940) defer his or her entire retainer, which is deemed a deferral of twenty-five percent (25%) of the Trustee's retainer and fees received from the Fund for the year. The Plan also permits the Eligible Trustee to defer all, or a portion, of the fees received for attending meetings of the Board of Trustees throughout the year. Amounts deferred by each Eligible Trustee are credited with a return equal to what those amounts would have received if they had been invested in portfolios of the Fund selected by that Trustee. Any deferred amounts will not be available to Eligible Trustees for a period of two (2) years and distributions may not be deferred beyond the Eligible Trustee's membership on the Board of Trustees. Distributions to an Eligible Trustee are either in the form of a lump sum or equal annual installments over a period of five (5) years and commence within ninety (90) days after the last date during the deferral period on which the Fund makes a valuation of the Eligible Trustee's deferred compensation. The Fund intends that the Plan shall be maintained at all times on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986. The rights of an Eligible Trustee and the beneficiaries to the amounts held under the Plan are unsecured and such amounts are subject to the claims of the creditors of the Fund. The Plan became effective May 23, 1996. There were no payments under the plan during the fiscal year ended September 30, 1996.

The aggregate compensation paid by the Fund to each of the Trustees during its fiscal year ended September 30, 1996 is set forth below.



                                        Aggregate    Pension or Benefits     Total
                                      Compensation     Accrued As Part    Compensation
Name of Trustee                      from the Fund#   of Fund Expenses    from the Fund
-------------------                  --------------  -------------------  -------------
Thomas L. Bennett*                     $ -0-                 $ -0-              $ -0-
David P. Eastburn**                    $22,000               $ -0-              $22,000
Thomas P. Gerrity***                   $ -0-                 $ -0-              $ -0-
Joseph P. Healey                       $40,000##             $ -0-              $40,000
Joseph J. Kearns                       $40,000##             $ -0-              $40,000
Vincent R. McLean****                  $27,000##             $ -0-              $27.000
C. Oscar Morong, Jr.                   $40,000##             $ -0-              $40,000


*Trustee Bennett is deemed to be an "interested person" of the Fund as that term is defined in the Investment Company Act of 1940, as amended.

**David P. Eastburn retired as Trustee of the Fund on February 29, 1996.

***Thomas P. Gerrity became a Trustee of the Fund after the fiscal year end of September 30, 1996.

****Vincent R. McLean became a Trustee of the Fund on February 29, 1996.

# Includes amounts deferred from quarterly meeting fees at the election of Trustees under the Deferred Compensation Plan.

## In addition, each Trustee has deferred his retainer of $12,000 under the Deferred Compensation Plan.

Principal Holders of Securities

As of January 2, 1997 following persons owned of record or beneficially 5% or more of the shares of a Portfolio:

INSTITUTIONAL CLASS:

EMERGING MARKETS PORTFOLIO: Ministers and Missionaries, New York, NY, 42.18%; Smithsonian Institution, New York, NY, 26.65%; Checking and Co., Boston, MA, 10.03%; KMPG Peat Marwick, Montval, New Jersey, 8.93%.

INTERNATIONAL EQUITY PORTFOLIO: Western Metal, West Conshohoken, PA, 9.51%; Ministers and Missionaries, New York, NY, 8.41%.

MID CAP GROWTH PORTFOLIO: J Paul Getty Trust, Chicago, IL, 18.75%; New York State Common, Albany, NY, 8.22%;

MID CAP VALUE PORTFOLIO: Fishnet & Company, Boston, MA, 15.41%; Hearst Corporation, New York NY, 15.41%; Georgetown Memorial Hospital, Georgetown, SC, 14.95%; Berklee College of Music, Boston, MA, 11.61%; Charles Schwab & Co, San Francisco, CA, 6.96%;

SMALL CAP VALUE PORTFOLIO: J Paul Getty Trust, Chicago, IL, 10.98%; Silicon Graphics, Chicago, IL, 8.77%; American Red Cross, Falls Church, VA, 6.87%; Fishnet & Company, Boston, MA, 5.33%;

VALUE PORTFOLIO: Charles Schwab, San Francisco, CA, 10.06%;

CASH RESERVES PORTFOLIO: The Northern Trust Company, Morgan Stanley, Chicago, IL, 31.77%; Salkeld & Co., New York, NY, 19.75%; Hans A. Wolf or Elizabeth Wolf, Palo Alto, CA, 8.36%; Association for Information & Image Management, Silver Spring, MD, 5.16%;

DOMESTIC FIXED INCOME PORTFOLIO: Saxon & Co., Philadelphia, PA, 19.74%; Hartford Foundation For Public Giving , Hartford, CT, 13.07%; Philadelphia Orchestra, Philadelphia, PA, 10.17%; Saxon & Co., Philadelphia, PA, 6.41%; Paintmakers Money Accumulation, Portland, OR, 5.60%; Fox Chase Cancer Center, Philadelphia, PA, 5.10%;

FIXED INCOME PORTFOLIO II: Sheet Metal Workers, Suitland, MD, 11.34%; Johns Hopkins University, Jersey City, NJ, 10.85%; Diocese of Camden, Camden, NJ, 9.08%; Northwestern Memorial Hospital, Chicago, IL, 7.83%; Sandoz Corp Savings Plan, Chicago, IL, 7.68%; Sarah Lawrence College, Bronxville, NY, 5.21%;

GLOBAL FIXED INCOME PORTFOLIO: Charles A. Dana Foundation, New York, NY, 26.64%; Hudson-Webber Foundation, Detroit, MI, 11.67%; "All For Her," Albany, NY, 11.00%; Abilene Christian University, Abilene, TX, 8.71%; Pitney Bowes, Inc., Stamford, CT, 8.08%; Forest Oil Corp. Pension Trust, Boston, MA, 7.16%; Rockefeller Family Fund, New York, NY, 5.60%;

HIGH YIELD SECURITIES PORTFOLIO: Western Metal, West Conshohoken, PA, 8.88%; John & Catherine MacArthur, Chicago, IL, 6.30%; Charles Schwab, San Francisco, CA, 6.24%; Carnegie Corp., New, NY, 5.59%; Armco Master
Pension, Pittsburgh, PA, 5.09%; Connelly Foundation, West Conshohoken, PA, 5.08%; KPMG Peat Marwick, Montvale, NJ, 5.03%;

INTERMEDIATE DURATION PORTFOLIO:   Morgan Stanley Group Inc., New York, NY;
31.77%; Jaffe Family Foundation, Suffern, NY, 22.42%; Los Angeles
Hotel-Restaurant Employees, Los Angeles, CA, 19.94%; Northumberland County Employee, Altoona, PA, 18.96%; Union Local 1034 Severance Trust, Abington, PA, 6.04%;

INTERNATIONAL FIXED INCOME PORTFOLIO: Armco, Pittsburgh, PA, 23.82%; J. Paul Getty, Chicago, IL, 16.64%; Children's Hospital, Philadelphia, PA, 15.62%; Western Metal, West Conshohoken, PA, 12.47%; Smithsonian Institution, New York, NY, 6.38%;

LIMITED DURATION PORTFOLIO: Cannon Hourly Retirement Plan, New York, NY, 13.42%; A. .Hotel & Restaurant Union Welfare, Calabasas, CA, 12.04%; Northern California Bakery Drivers, San Francisco, CA, 8.70%; Paper Converters, Philadelphia, PA, 6.06%; Benedictine Abbey of Newark, Newark, NJ, 5.52%; Batrus & Company, New York, NY, 5.28%;

MORTGAGE-BACKED SECURITIES PORTFOLIO: Inglis House Foundation, Philadelphia, PA, 31.41%; Northwestern University, Evanston, IL, 22.86%; Cives Corp. Savings & Profit Sharing, Roswell, GA, 16.40%; Teamsters Local 641, Philadelphia, PA, 11.23%; The Paper Magic Group, Scranton, PA, 11.00%;

MUNICIPAL  PORTFOLIO:  Union Electric Employees, Pittsburgh, PA, 16.50%; Robert
A. Fox, Jenkintown, PA, 10.57%; Jesse J. Thompson, Charlotte, NC, 10.54%; Union Electric Employees, Pittsburgh, PA, 9.53%; Batrus & Co., New York, NY, 5.22%;

PA MUNICIPAL PORTFOLIO:  Richard Worley, West Conshohoken, PA, 25.91%; Kenneth
B. Dunn & Pamela R. Dunn, Bala Cynwyd, PA, 18.97%; R&S Roberts, Philadelphia, PA, 15.64%; John JF Sherrerd, Bryn Mawr, PA, 8.13%; Morris Williams Jr. & Ruth
W. Williams, Gladwyne, PA, 6.26%;

BALANCED PORTFOLIO: Wendel & Co., New York, NY, 28.84%; A&P Savings, New York, NY, 8.16%; Bay Area Rapid Transit, Calabasas, CA, 6.65%; Bay Area Rapid Transit, Calabasas, CA, 6.18%;

MULTI-ASSET-CLASS PORTFOLIO: KPMG Peat Marwick, Montvale, NJ, 20.14%; The Library Co of Philadelphia, Philadelphia, PA, 9.74%; Milbank Tweed Hadley & McCloy, Brooklyn, NY, 7.82%; National Center For State Courts, Williamsburg, VA, 5.83%; The W-S Foundation, Winston-Salem, NC, 5.51%;

ADVISORY FOREIGN FIXED INCOME PORTFOLIO: Minnesota State Board of Inv., St. Paul, MN, 9.83%; Kaiser Foundation, Oakland, CA, 7.18%; Johns Hopkins University, Baltimore, MD, 5.34%;

ADVISORY MORTGAGE PORTFOLIO:  Children's Hospital, Philadelphia, PA, 5.54%;

INVESTMENT CLASS

EQUITY PORTFOLIO: Roanoke Electric Steel, Charlotte, NC, 57.73%; Philadelphia Marine Trade Association, Philadelphia, PA, 35.75%; Insurance Trust of Penn, Philadelphia, PA, 6.52%;

VALUE PORTFOLIO: Mac & Co., Pittsburgh, PA, 27.39%; Washington Jane Smith HM, Chicago, IL, 12.88%; Institute of Nuclear Power, Atlanta, GA, 12.19%; Trust Company of America, Englewood, CA, 9.85%; Roanoke Electric Steel, Charlotte, NC, 9.58%; IBEW Local 223 Deferred Income Fund, Lakeville, MA, 5.26%; Doctors Community Hospital, Lanham, MD, 5.23%;

FIXED INCOME PORTFOLIO: Thomas Build Buses, Dallas, TX, 38.51%; Woodlawn Cemetery Care Fund, Chicago, IL, 30.41%; Thomas Built Buses, Dallas, TX, 13.09%; Roanoke Electric Steel, Charlotte, NC, 11.11%; Philadelphia Marine Trade Association, Philadelphia, PA, 6.89%;

INTERNATIONAL EQUITY PORTFOLIO:  Doctors Community Hospital, Lanham, MD, 57.30%;
J. Richard Jones, Radnor, PA, 27.19%; Insurance Trust of Penn., Philadelphia, PA, 8.19%; Richard Jones, Radnor, PA, 7.32%;

HIGH YIELD PORTFOLIO: National Academy of Sciences, Washington, D.C., 42.03%; Noblehouse International, Chicago, IL, 15.40%; Harvey & Bernice Jones, Little Rock, AR, 14.83%; Standish, Ayer & Wood , Rochester, NY, 14.66%; Lou Weisbach Revocable Trust, Niles, IL, 13.08%;

MID CAP VALUE PORTFOLIO: J. Richard Jones, Radnor, PA, 79.03%; J. Richard Jones, Radnor, PA, 20.97%;

SPECIAL PURPOSE FIXED INCOME PORTFOLIO: Doctors Community Hospital, Lanham, MD, 87.45%; Insurance Trust of Penn., Philadelphia, PA, 12.55%;

MULTI- ASSET-CLASS PORTFOLIO: Kano-Zimmerman Profit Sharing, Nashville, TN, 51.49%; English Speaking Union, Winter Park, FL, 48.51%;

ADVISER CLASS:

VALUE PORTFOLIO: IBJ Distributor Inc., New York, NY, 85.93%; Fidelity Investments, Covington, KY, 6.18%;

FIXED INCOME PORTFOLIO:  IBJ Distributor Inc., New York, NY, 100%;

BALANCED PORTFOLIO:  Fidelity Investments Institutions, Covington, KY, 100%

The persons listed above as owning 25% or more of the outstanding shares of each Portfolio may be presumed to "control" (as that term is defined in the Investment Company Act of 1940, as amended) such Portfolios. As a result, those persons would have the ability to vote a majority of the shares of the Portfolios on any matter requiring the approval of shareholders of such Portfolios.

                                  DISTRIBUTION PLANS

The Fund's Distribution Plan provides that the Adviser Class Shares will pay MAS Fund Distribution, Inc. (the "Distributor") an annualized fee of .25% of the average daily net assets of each Portfolio attributable to Adviser Class Shares, which the Distributor can use to compensate broker/dealers and service providers which provide distribution services to Adviser Class Shareholders or their customers who beneficially own Adviser Class Shares.

The Fund has adopted the Distribution Plan in accordance with the provisions of Rule 12b-1 under the 1940 Act which regulates circumstances under which an investment company may directly or indirectly bear expenses relating to the distribution of its shares. Continuance of the Plan must be approved annually by a majority of the Trustees of the Fund and the Trustees who are not "interested persons" of the Fund within the meaning of the Investment Company Act of 1940. The Plan requires that quarterly written reports of amounts spent under the Plan and the purposes of such expenditures be furnished to and reviewed by the Trustees. The Plan may not be amended to increase materially the amount which may be spent thereunder without approval by a majority of the outstanding Adviser Class Shares of the Fund. All material amendments of the Plan will require approval by a majority of the Trustees of the Fund and of the Trustees who are not "interested persons" of the Fund. For the fiscal year ended September 30, 1996, the Value Portfolio paid $855 in distribution fees pursuant to the Distribution Plan.

                            SHAREHOLDER SERVICE AGREEMENT

The Fund has entered into a Shareholder Service Agreement with the Distributor whereby the Distributor will compensate service providers who provide certain services to clients who beneficially own Investment Class shares of the Portfolios described in the Investment Class prospectus. Each Portfolio will pay to the Distributor a fee at the annual rate of .15% of the average daily net assets of such Portfolio attributable to the shares serviced by the service provider, which fee will be computed daily and paid monthly. During the fiscal year ended September 30, 1996, the Fund paid $5,739 to compensate the Distributor under this Shareholder Service Agreement.

                                  INVESTMENT ADVISER

Under an Investment Advisory Agreement ("Agreement") with the Fund, the Adviser, subject to the control and supervision of the Fund's Board of Trustees and in conformance with the stated investment objectives and policies of each Portfolio of the Fund, manages the investment and reinvestment of the assets of each Portfolio of the Fund. In this regard, it is the responsibility of the Adviser to make investment decisions for the Fund's Portfolios and to place each Portfolio's purchase and sales orders for investment securities.

As compensation for the services rendered by the Adviser under the Agreement and the assumption by the Adviser of the expenses related thereto (other than the cost of securities purchased for the Portfolios and the taxes and brokerage commissions, if any, payable in connection with the purchase and/or sale of such securities), each Portfolio pays the Adviser an advisory fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the Portfolio's average daily net assets for the quarter:

                                                       Rate
                                                       ----
    Emerging Markets Portfolio                         .750%
    Equity Portfolio                                   .500
    Growth Portfolio                                   .500
    International Equity Portfolio                     .500
    Mid Cap Growth Portfolio                           .500
    Mid Cap Value Portfolio                            .750
    Small Cap Value Portfolio                          .750
    Value Portfolio                                    .500
    Cash Reserves Portfolio                            .250
    Domestic Fixed Income Portfolio                    .375
    Fixed Income Portfolio                             .375
    Fixed Income Portfolio II                          .375
    Global Fixed Income Portfolio                      .375
    High Yield Portfolio                               .375
    Intermediate Duration Portfolio                    .375
    International Fixed Income Portfolio               .375
    Limited Duration Portfolio                         .300
    Mortgage-Backed Securities Portfolio               .375
    Municipal Portfolio                                .375
    PA Municipal Portfolio                             .375
    Special Purpose Fixed Income Portfolio             .375
    Balanced Portfolio                                 .450
    Multi-Asset-Class Portfolio                        .650
    Balanced Plus                                      .550
    Advisory Foreign Fixed Income Portfolio            .375
    Advisory Mortgage Portfolio                        .375

In cases where a shareholder of any of the Portfolios has an investment counseling relationship with the Adviser, the Adviser may, at its discretion, reduce the shareholder's investment counseling fees by an amount equal to the pro-rata advisory fees paid by the Fund. This procedure will be utilized with clients having contractual relationships based on total assets managed by Miller Anderson & Sherrerd, LLP to avoid situations where excess advisory fees might be paid to the Adviser. In no event will a client pay higher total advisory fees as a result of the client's investment in the Fund. In addition, the Adviser has voluntarily agreed to waive its advisory fees to the extent necessary, if any, to keep the Institutional Class Shares of the Emerging Markets, Mid Cap Value, Cash Reserves, Domestic Fixed Income, Intermediate Duration, Limited Duration, Mortgage-Backed Securities, Municipal, PA Municipal, Multi-Asset-Class, Advisory Foreign Fixed Income and Advisory Mortgage Portfolios' total annual operating expenses from exceeding 1.180%, .880%, .320%, .500%, .520%, .420%, .500%, .500%,
 .500%, .780%, .150% and .080% of its average daily net assets, respectively.

For the fiscal years ended September 30, 1994, 1995 and 1996, the Fund paid the following advisory fees:



                                                    Advisory Fees Paid             Advisory Fees Waived
                                                 1994      1995      1996        1994     1995      1996
Fund                                             (000)     (000)     (000)       (000)    (000)     (000)
----                                             -----     -----     -----       -----    -----     -----
Emerging Markets Portfolio                           *        85       286         *        52        42
Equity Portfolio                                 5,933     6,840     7,785         0         0         0
Growth Portfolio                                     *         *         *         *         *         *
International Equity Portfolio                   5,412     5,437     3,458         0         0         0
Mid Cap Growth Portfolio                         1,593     1,504     1,986         0         0         0
Mid Cap Value Portfolio                              *         0       188         *        14        46
Small Cap Value Portfolio                        1,833     2,683     3,464         0         0         0
Value Portfolio                                  4,764     5,078     7,716         0         0         0
Cash Reserves Portfolio                             21        51       138        28        39        52
Domestic Fixed Income Portfolio                    187        75       257        13        23         8
Fixed Income Portfolio                           3,997     4,893     5,917         0         0         0
Fixed Income II Portfolio                          457       567       773         0         0         0
Global Fixed Income Portfolio                      193       190       205         0         0         0
High Yield Portfolio                               503       764     1,073         0         0         0
Intermediate Duration Portfolio                      *        57        52         *        17        18
International Fixed Income Portfolio                64       395       555        26         0         0
Limited Duration Portfolio                         348       206       351         0        11         0
Mortgage-Backed Securities Portfolio               362       348       177         5         5        21
Municipal Portfolio                                112       110       167        22        37        38
PA Municipal Portfolio                              62        32        77        19        31        30
Special Purpose Fixed Income Portfolio           1,233     1,574     1,517         0         0         0
Balanced Portfolio                               1,388     1,385     1,521         0         0         0
Multi-Asset-Class Portfolio                         16       220       635        22       100       112
Balanced Plus Portfolio                              *         *         *         *         *         *
Advisory Foreign Fixed Income Portfolio              *         0     1,933         *     1,631     1,933
Advisory Mortgage Portfolio                          *         0     6,056         *     1,711     6,056


* Not in operation during the period.

The Agreement continues for successive one year periods, only if each renewal is specifically approved by a vote of the Fund's Board of Trustees, including the affirmative votes of a majority of the Trustees who are not parties to the agreement or "interested persons" (as defined in the 1940 Act, as amended) of any such party in person at a meeting called for the purpose of considering such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of each Portfolio of the Fund. If the holders of any Portfolio fail to approve the Agreement, the Adviser may continue to serve as investment adviser to each Portfolio which approved the Agreement, and to any Portfolio which did not approve the Agreement until new arrangements have been made. The Agreement is automatically terminated if assigned, and may be terminated by any Portfolio without penalty, at any time, (1) by vote of the Board of Trustees or by vote of the outstanding voting securities of the Portfolio (2) or sixty (60) days' written notice to the Adviser, or (3) by the Adviser upon ninety (90) days' written notice to the Fund.

The Fund bears all of its own costs and expenses, including but not limited to: services of its independent accountants, its administrator and dividend disbursing and transfer agent, legal counsel, taxes, insurance premiums, costs incidental to meetings of its shareholders and Trustees, the cost of filing its registration statements under Federal and State securities laws, reports to shareholders, and custodian fees. These Fund expenses are, in turn, allocated to each Portfolio, based on their relative net assets. Each Portfolio bears its own advisory fees and brokerage commissions and transfer taxes in connection with the acquisition and disposition of its investment securities.

                                    ADMINISTRATION

MAS also serves as Administrator to the Fund pursuant to an Administration Agreement dated as of November 18, 1993. Chase Global Funds Services (formerly Mutual Fund Services Company, or MFSC), an affiliate of The Chase Manhattan Bank, serves as transfer agent and provides fund accounting and other services pursuant to a sub-administration agreement.


For the fiscal years ended September 30, 1994, 1995 and 1996, the Fund paid the following administrative fees:

                                                Administrative Fees Paid
                                             1994         1995       1996
                                             (000)       (000)       (000)
                                             -----------------------------

Emerging Markets Portfolio                     *            14          38
Equity Portfolio                              949        1,094       1,246
Growth Portfolio                               *            *           *
International Equity Portfolio                875          870         553
Mid Cap Growth Portfolio                      256          241         318
Mid Cap Value Portfolio                        *             1          20
Small Cap Value Portfolio                     207          286         369
Value Portfolio                               762          812       1,235
Cash Reserves Portfolio                        15           29          44
Domestic Fixed Income Portfolio                43           21          55
Fixed Income Portfolio                        843        1,044       1,262
Fixed Income II Portfolio                      99          121         165
Global Fixed Income Portfolio                  41           41          44
High Yield Portfolio                          108          163         229
Intermediate Duration Portfolio                 *           16          11
International Fixed Income Portfolio           27           84         118
Limited Duration Portfolio                     93           58          93
Mortgage-Backed Securities Portfolio           80           75          38
Municipal Portfolio                            37           31          36
PA Municipal Portfolio                         24           13          16
Special Purpose Fixed Income Portfolio        261          336         323
Balanced Portfolio                            259          246         271
Multi-Asset-Class Portfolio                     8           57         113
Balanced Plus Portfolio                        *            *           *
Advisory Foreign Fixed Income Portfolio        *           357         412
Advisory Mortgage Portfolio                    *           374       1,292

* Not in operation during the period.

                                 DISTRIBUTOR FOR FUND

MAS Fund Distribution, Inc. (the "Distributor"), a wholly-owned subsidiary of the Adviser, with its principal office at One Tower Bridge, West Conshohocken, Pennsylvania 19428, distributes the shares of the Fund. Under the Distribution Agreement, the Distributor, as agent of the Fund, agrees to use its best efforts as sole distributor of the Fund's shares. The Distribution Agreement which continues in effect so long as such continuance is approved at least annually by the Fund's Board of Trustees, including a majority of those Trustees who are not parties to such Distribution Agreement nor interested persons of any such party. The Distribution Agreement provides that the Fund will bear the costs of the registration of its shares with the SEC and various states and the printing of its prospectuses, statements of additional information and reports to shareholders.

                                      CUSTODIANS

The Chase Manhattan Bank, New York, NY and Morgan Stanley Trust Company (NY), Brooklyn, NY serve as custodians for the Fund. The Custodians hold cash, securities, and other assets of the Fund as required by the 1940 Act. Morgan Stanley Trust Company is an affiliated person, as defined in the 1940 Act, of the Adviser and is compensated for its services as custodian on a per account basis plus out of pocket expenses.

                                PORTFOLIO TRANSACTIONS

The Investment Advisory Agreement authorizes the Adviser to select the brokers or dealers that will execute the purchases and sales of investment securities for each of the Fund's Portfolios and directs the Adviser to use its best efforts to obtain the best execution with respect to all transactions for the Portfolios. In so doing, the Adviser will consider all matters it deems relevant, including the following: the Adviser's knowledge of negotiated commission rates and spreads currently available; the nature of the security or instrument being traded; the size and type of the transaction; the nature and character of the markets for the security or instrument to be purchased or sold; the desired timing of the transaction; the activity existing and expected in the market for the particular security or instrument; confidentiality; the execution, clearance, and settlement capabilities of the broker or dealer selected and other brokers or dealers considered; the reputation and perceived soundness of the broker or dealer selected and other brokers or dealers considered; the Adviser's knowledge of any actual or apparent operational problems of a broker or dealer; and the reasonableness of the commission or its equivalent for the specific transaction.

Although the Adviser generally seeks competitive commission rates and dealer spreads, a Portfolio will not necessarily pay the lowest available commission on brokerage transactions or markups on principal transactions. Transactions may involve specialized services on the part of the broker or dealer involved, and thereby justify higher commissions or markups than would be the case with other transactions requiring more routine services. In addition, a Portfolio may pay higher commission rates than the lowest available when the Adviser believes it is reasonable to do so in light of the value of the research, statistical, pricing, and execution services provided by the broker effecting the transaction. The Adviser does not attempt to put a specific dollar value on the research services rendered or to allocate the relative costs or benefits of those services among its clients, believing that the research it receives will help the Adviser to fulfill its overall duty to its clients. The Adviser uses research services obtained in this manner for the benefit of all of its clients, though each particular research service may not be used to service each client. As a result, the Fund may pay brokerage commissions that are used, in part, to purchase research services that are not used to benefit the Fund.

It is not the Fund's practice to allocate brokerage or principal business on the basis of sales of shares which may be made through intermediary brokers or dealers. However, the Adviser may place portfolio orders with qualified broker-dealers who recommend the Fund's Portfolios or who act as agents in the purchase of shares of the Portfolios for their clients. During the fiscal years ended September 30, 1994, 1995 and 1996, the Fund paid brokerage commissions of $8,785,671, $13,457,075 and $18,252,335 respectively.

Some securities considered for investment by each of the Fund's Portfolios may also be appropriate for other clients served by the Adviser. If purchases or sales of securities consistent with the investment policies of a Portfolio and one or more of these other clients serviced by the Adviser is considered at or about the same time, transactions in such securities will be allocated among the Portfolio and clients in a manner deemed fair and reasonable by the Adviser. Although there is no specified formula for allocating such transactions, the various allocation methods used by the Adviser, and the results of such allocations, are subject to periodic review by the Fund's Trustees.

On January 3, 1996, affiliates of Morgan Stanley Group Inc. acquired the Adviser. As a result of this transaction, the Adviser became affiliated with certain U.S.-registered broker-dealers and foreign broker-dealers, including Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, Morgan Stanley Securities Ltd., Morgan Stanley Japan Ltd., and Morgan Stanley Asia Ltd. (collectively, "Morgan Stanley"). The Adviser may, in the exercise of its discretion under its investment management agreement, effect transactions in securities or other instruments for the Fund through Morgan Stanley. The Fund paid $453,834 in brokerage commissions to affiliates for $191,758,624 of brokered transactions for the fiscal year ended September 30,1996.

                                  PORTFOLIO TURNOVER

The Portfolio turnover rate for each Portfolio for the past two fiscal years ended September 30 was as follows:

Portfolio                                1995           1996
---------                                ----           ----
Emerging Markets                          63%           108%
Equity                                    67%            67%
Growth                                   N/A            N/A
International Equity                     112%            78%
Mid Cap Growth                           129%           141%
Mid Cap Value                            639%           377%
Small Cap Value                          119%           145%
Value                                     56%            53%
Domestic Fixed Income                    313%           168%
Fixed Income                             140%           162%
Fixed Income II                          153%           165%
Global Fixed Income                      118%           133%
High Yield                                96%           115%
Intermediate Duration                    168%           251%
International Fixed Income               140%           124%
Limited Duration                         119%           174%
Mortgage-Backed Securities               107%           116%
Municipal                                 58%            78%
PA Municipal                              57%            51%
Special Purpose Fixed Income             143%           151%
Balanced                                  95%           110%
Multi-Asset-Class                        112%           122%
Balanced Plus                            N/A            N/A
Advisory Mortgage                        110%           139%
Advisory Foreign Fixed Income             96%           170%

N/A -- Portfolio had not commenced operations as of September 30, 1996.

                                 GENERAL INFORMATION

Description of Shares and Voting Rights

The Declaration of Trust permits the Trustees to issue an unlimited number of shares of beneficial interest, without par value, from an unlimited number of series ("Portfolios") of shares. Currently the Fund is offering shares of twenty-six Portfolios.

The shares of each Portfolio of the Fund are fully paid and non-assessable, except as set forth below, and have no preference as to conversion, exchange, dividends, retirement or other features. The shares of each Portfolio of the Fund have no preemptive rights. The shares of the Fund have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of Trustees can elect 100% of the Trustees if they choose to do so. A Shareholder of a Class is entitled to one vote for each full Class Share held (and a fractional vote for each fractional Class Share held) of the Shareholder's name on the books of the Fund. Shareholders of a Class have exclusive voting rights regarding any matter submitted to shareholders that relates solely to that Class of Shares (such as a distribution plan or service agreement relating to that Class), and separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of that Class differ from the interests of holders of any other Class.

The Fund will continue without limitation of time, provided however that:

1) Subject to the majority vote of the holders of shares of any Portfolio of the Fund outstanding, the Trustees may sell or convert the assets of such Portfolio to another investment company in exchange for shares of such investment company, and distribute such shares, ratably among the shareholders of such Portfolio;

2) Subject to the majority vote of shares of any Portfolio of the Fund outstanding, the Trustees may sell and convert into money the assets of such Portfolio and distribute such assets ratably among the shareholders of such Portfolio; and

3) Without the approval of the shareholders of any Portfolio, unless otherwise required by law, the Trustees may combine the assets of any two or more Portfolios into a single Portfolio so long as such combination will not have a material adverse effect upon the shareholders of such Portfolio.

Upon completion of the distribution of the remaining proceeds or the remaining assets of any Portfolio as provided in paragraphs 1), 2), and 3) above, that Portfolio shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder and the right, title and interest of all parties shall be canceled and discharged with regard to that Portfolio.

Dividend and Capital Gains Distributions

The Fund's policy is to distribute substantially all of each Portfolio's net investment income, if any, together with any net realized capital gains in the amount and at the times that will avoid both income (including capital gains) taxes on it and the imposition of the federal excise tax on undistributed income and capital gains (see discussion under "Dividends, Capital Gains Distributions and Taxes" in the Prospectus). The amounts of any income dividends or capital gains distributions cannot be predicted.

Any dividend or distribution paid shortly after the purchase of shares of a Portfolio by an investor may have the effect of reducing the per share net asset value of that Portfolio by the per share amount of the dividend or distribution, except for the Cash Reserves Portfolio. Furthermore, such dividends or distributions, although in effect a return of capital, are subject to income taxes as set forth in the Prospectus.

As set forth in the Prospectus, unless the shareholder elects otherwise in writing, all dividends and capital gain distributions are automatically received in additional shares of that Portfolio of the Fund at net asset value (as of the business day following the record date). This will remain in effect until the Fund is notified by the shareholder in writing at least three days prior to the record date that either the Income Option (income dividends in cash and capital gains distributions in additional shares at net asset value) or the Cash Option (both income dividends and capital gain distributions in cash) has been elected. An account statement is sent to shareholders whenever an income dividend or capital gain distribution is paid.

Each Portfolio of the Fund is treated as a separate entity (and hence, as a separate "regulated investment company") for federal tax purposes. Any net capital gains recognized by a Portfolio are distributed to its investors without need to offset (for federal income tax purposes) such gains against any net capital losses of another Portfolio.

Shareholder and Trustee Liability

Under Pennsylvania law, shareholders of a trust such as the Fund may, under certain circumstances, be held personally liable as partners for the obligations of the trust. The Fund's Declaration of Trust contains an express disclaimer of shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Fund or the Trustees, but this disclaimer may not be effective in some jurisdictions or as to certain types of claims. The Declaration of Trust further provides for indemnification out of the Funds property of any shareholder held personally liable for the obligations of the Fund. The Declaration of Trust also provides that the Fund shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of the Fund and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

Pursuant to the Declaration of Trust, the Trustees may also authorize the creation of additional series of shares (the proceeds of which would be invested in separate, independently managed Portfolios with distinct investment objectives and policies and share purchase, redemption and net asset valuation procedures) with such preferences, privileges, limitations and voting and dividend rights as the Trustees may determine. All consideration received by the Fund for shares of any additional series or class, and all assets in which such consideration is invested, would belong to that series or class (subject only to the rights of creditors of the Fund) and would be subject to the liabilities related thereto. Pursuant to the 1940 Act, as amended, shareholders of any additional series or class of shares would normally have to approve the adoption of any advisory contract relating to such series or class and of any changes in the investment policies relating thereto.

The Declaration of Trust further provides that the Trustees will not be liable for errors of judgment or mistakes of fact or law, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the office.

                               PERFORMANCE INFORMATION

The Fund may from time to time quote various performance figures to illustrate the past performance of its Portfolios. Performance quotations by investment companies are subject to rules adopted by the Securities and Exchange Commission ("SEC"), which require the use of standardized performance quotations or, alternatively, that every non-standardized performance quotation furnished by the Fund be accompanied by certain standardized performance information computed as required by the SEC. An explanation of the methods for computing performance follows.

Total Return

A Portfolio's average annual total return is determined by finding the average annual compounded rates of return over 1, 5, and 10 year periods (or, if shorter, the period since inception of the Portfolio) that would equate an initial hypothetical $1,000 investment to its ending redeemable value. The calculation assumes that all dividends and distributions are reinvested when paid. The quotation assumes the amount was completely redeemed at the end of each 1, 5, and 10 year period (or, if shorter, the period since inception of the Portfolio) and the deduction of all applicable Fund expenses on an annual basis. Average annual total return is calculated according to the following formula:

         P (1+T)n = ERV
Where:   P = a hypothetical initial payment of $1,000
         T = average annual total return
         n = number of years
         ERV =ending redeemable value of a hypothetical $1,000 payment made at the beginning of the stated period

The average annual total return of each Institutional Class Portfolio of the Fund for the periods noted is set forth below:



                                          1 Year          5 Years     10 Years         Inception
                                           ended           ended        ended              to          Inception
                                          9/30/96         9/30/96      9/30/96          9/30/96           Date
                                          -------         -------      -------          -------           ----
Emerging Markets Portfolio                  6.21           --             --             14.25          02/28/95
Equity Portfolio                            16.48          13.64          14.10          15.95          11/14/84
Growth Portfolio*                           N/A            N/A            --             --             N/A
International Equity Portfolio              8.87           7.80           --             7.92           11/25/88
Mid Cap Growth Portfolio                    28.81          17.51          --             20.45          03/30/90
Mid Cap Value Portfolio                     22.30          --             --             32.88          12/30/94
Small Cap Value Portfolio                   24.00          20.04          13.64          12.55          07/01/86
Value Portfolio                             18.41          17.89          14.79          16.86          11/05/84
Cash Reserves Portfolio                     5.35           4.19           --             4.66           08/29/90
Domestic Fixed Income Portfolio             4.41           8.83           --             10.00          09/30/87
Fixed Income Portfolio                      7.63           8.94           9.38           10.92          11/14/84
Fixed Income Portfolio II                   6.12           8.16           --             10.00          08/31/90
Global Fixed Income Portfolio               6.83           --             --             8.51           04/30/93
High Yield Portfolio                        13.83          14.52          --             11.45          02/28/89
Intermediate Duration Portfolio             6.27           --             --             8.84           10/03/94
International Fixed Income Portfolio        6.13           --             --             9.55           04/29/94
Limited Duration Portfolio                  5.47           --             --             5.77           03/31/92
Mortgage-Backed Securities Portfolio        6.10           --             --             6.82           01/31/92
Municipal Portfolio                         9.46           --             --             7.83           10/01/92
PA Municipal Portfolio                      9.03           --             --             8.35           10/01/92
Special Purpose Fixed Income Portfolio      7.74           --             --             9.42           03/31/92
Balanced Portfolio                          13.47          --             --             11.31          12/31/92
Multi-Asset-Class Portfolio                 13.75          --             --             14.48          07/29/94
Balanced Plus Portfolio*                    N/A            --             --             --             N/A
Advisory Foreign Fixed Income Portfolio     16.47          --             --             14.42          10/07/94
Advisory Mortgage Portfolio                 6.56           --             --             8.68           04/12/95


* The Growth and Balanced Plus Portfolios had not commenced operations as of September 30, 1996.

The average annual total return of each Investment Class Portfolio of the fund for the periods noted is set forth below:



                                                                                                               Inception
                                                   1 Year         5 Years        10 Years      Inception        Date of
                                                     ended          ended         ended            to         Investment
                                                    9/30/96       9/30/96        9/30/96         9/30/96         CLASS
                                                    -------        -------        -------        -------         -----
Value Portfolio                                      --              --             --           4.78          05/6/96
Equity Portfolio                                     --              --             --           6.02          04/10/96
International Equity Portfolio                       --              --             --           1.61          04/10/96
Mid Cap Value Portfolio                              --              --             --           5.61          05/10/96
High Yield Portfolio                                 --              --             --           5.33          05/21/96
Special Purpose Fixed Income Portfolio               --              --             --           4.25          04/10/96
Multi-Asset-Class Portfolio                          --              --             --           1.75          06/10/96
Balanced Plus Portfolio*                             --              --             --            --              N/A


* The Balanced Plus Portfolio had not commenced operations as of September 30, 1996.


The average annual total return of each Adviser Class Portfolio of the Fund for the periods noted is set forth below:
                                                                     Inception
                        1 Year    5 Years   10 Years  Inception      Date of
                         ended     ended      ended      to          Adviser
                        9/30/96   9/30/96    9/30/96   9/30/96       Class
                        -------   -------    -------   -------       -----
Value Portfolio           --        --         --       10.63        07/17/96

The Portfolios may also calculate total return on an aggregate basis which reflects the cumulative percentage change in value over the measuring period. The formula for calculating aggregate total return can be expressed as follows:

    Aggregate Total Return =                          [  (  ERV  )  -  1  ]
                                                    --------------------------
                                                                P

The aggregate total return of each Portfolio for the periods noted is set forth below. One year aggregate total return figures and Portfolio inception dates are reflected under the annual total return figures provided above.

                                           5 Years
                                            ended      Inception to
                                           9/30/96       9/30/96
                                           --------    -------------
Emerging Markets Portfolio                  N/A            23.52
Equity Portfolio                            89.49         479.86
Growth Portfolio**                          N/A            N/A
International Equity Portfolio              45.57          81.84
Mid Cap Growth Portfolio                    124.09         235.40
Mid Cap Value Portfolio                     N/A            64.49
Small Cap Value Portfolio                   149.25         235.21
Value Portfolio                             127.75         538.61
Cash Reserves Portfolio                     22.83          31.95
Domestic Fixed Income Portfolio             52.64          135.68
Fixed Income Portfolio                      53.46          242.49
Fixed Income Portfolio II                   48.02          78.57
Global Fixed Income Portfolio               N/A            32.23
High Yield Portfolio                        97.01          127.57
Intermediate Duration Portfolio             N/A            18.38
International Fixed Income Portfolio        N/A            24.73
Limited Duration Portfolio                  N/A            28.72
Mortgage-Backed Securities Portfolio        N/A            36.03
Municipal Portfolio                         N/A            35.14
PA Municipal Portfolio                      N/A            37.77
Special Purpose Fixed Income Portfolio      N/A            49.96

Balanced Portfolio                          N/A            49.44
Multi-Asset-Class Portfolio                 N/A            34.14
Balanced Plus Portfolio**                   N/A            N/A
Advisory Foreign Fixed Income Portfolio     N/A            30.58
Advisory Mortgage Portfolio                 N/A                -

* The above performance information relates solely to the Institutional Class. Performance for the Investment Class and Adviser Class would be lower because of the Shareholder Servicing fees and 12b-1 fees charged to the Investment Class and Adviser Class, respectively.

** The Growth and Balanced Plus Portfolios had not commenced operations as of September 30, 1996.

The Portfolios may also calculate a total return gross of all expenses which reflects the cumulative percentage change in value over the measuring period prior to the deduction of all fund expenses. The formula for calculating the total return gross of all expenses can be expressed as follows:

Total Return Gross of all Expenses = ((ERV + E)/P) -1)

E = Fund expenses deducted from the ending redeemable value during the measuring period.

The annualized since inception gross of fees returns of the Fund's portfolios are set forth below:

                                                         Annualized Since
                                                             Inception
                                                           Period Ended:
                                                              9/30/96
                   MAS EQUITY FUNDS                       (Gross of Fees)*
INCEPTION DATE
   11/14/84        Equity Portfolio                             16.67
   11/05/84        Value Portfolio                              17.59
   07/01/86        Small Cap Value Portfolio                    13.53
   03/30/90        Mid Cap Growth Portfolio                     21.17
   11/25/88        International Equity Portfolio                8.59
   12/30/94        Mid Cap Value                                33.87
   02/28/95        Emerging Markets Portfolio                   15.62

                   MAS FIXED INCOME FUNDS

   11/14/84        Fixed Income Portfolio                       11.44
   09/30/87        Domestic Fixed Income Portfolio              10.50
   03/31/92        Special Purpose Income Portfolio              9.14
   03/31/92        Limited Duration Portfolio                    6.18
   01/31/92        Mortgage-Backed Portfolio                     7.45
   02/28/89        High Yield Portfolio                         12.15
   10/01/92        Municipal Portfolio                           8.41
   10/01/92        PA Municipal Portfolio                        8.87
   04/30/93        Global Fixed Income Portfolio                 9.15
   04/29/94        International Fixed Income Portfolio         10.20
   10/07/94        Advisory Foreign Fixed Income Portfolio      17.95
   10/03/94        Intermediate Duration Portfolio               9.50
   04/12/95        Advisory Mortgage Portfolio                   8.71

                   MAS BALANCED FUNDS

   12/31/92  Balanced Portfolio             11.93
   07/29/94  Multi-Asset-Class Portfolio    15.18

*Annualized

The Municipal Portfolio and the PA Municipal Portfolio may also calculate a total return which reflects the cumulative percentage change in value over the measuring period after the deduction of income taxes. The formula for calculating the total after tax return can be expressed as follows:

Total After Tax Return = (((((ERV-M)/P) x T) + (M/P)) -1)
M = Portion of ending redeemable value which was derived from tax exempt income. T = Applicable tax rate.


The after tax returns are as follows for the Municipal Portfolio and the PA Municipal Portfolio for the period 10/1/92 (inception of the Funds) through 9/30/96:

                             Pre-tax return           Post-tax return
PA Municipal Portfolio       8.35*/37.77**            8.04*/36.25**
Municipal Portfolio          7.82*/35.14**            7.69*/34.51**

*Annualized
**Cumulative

The tax rates used were 31% federal and 2.8% Pennsylvania. All Municipal Interest was considered exempt from federal taxes and interest from treasuries was considered exempt from Pennsylvania.

Yield

In addition to total return, each portfolio of the Fund (except the Cash Reserves Portfolio) may quote performance in terms of a 30-day yield. The yield figures provided will be calculated according to a formula prescribed by the Securities and Exchange Commission and can be expressed as follows:
                                     to the power
                                       of 6
         Yield  =  2  [ ( (a-b/cd) + 1)   - 1 ]


Where:
a = dividends and interest earned during the period.
b = expenses accrued for the period (net of reimbursements).
c = the average daily number of shares outstanding during the period that were entitled to receive dividends.
d = the maximum offering price per share on the last day of the period.

For the purpose of determining the interest earned (variable "a" in the formula) on debt obligations that were purchased by a Portfolio at a discount or premium, the formula generally calls for amortization of the discount or premium; the amortization schedule will be adjusted monthly to reflect changes in the market value of the debt obligations. The 30-day yield figures for each of the Fund's fixed-income and equity portfolios is set forth below:

                                            Period ending
                                            9/30/96
                                            -------

Emerging Markets Portfolio                        2.27%
Equity Portfolio                                  1.96
International Equity Portfolio                    1.90
Mid Cap Growth Portfolio                          0.06

Mid Cap Value Portfolio                           0.22
Small Cap Value Portfolio                         0.72
Value Portfolio                                   1.97
Domestic Fixed Income Portfolio                   5.91
Fixed Income Portfolio                            7.14
Fixed Income Portfolio II                         6.23
Global Fixed Income Portfolio                     5.50
High Yield Portfolio                             10.07
Intermediate Duration Portfolio                   6.51
International Fixed Income Portfolio              5.52
Limited Duration Portfolio                        6.17
Mortgage-Backed Securities Portfolio              8.16
Municipal Portfolio                               4.84
PA Municipal Portfolio                            4.69
Special Purpose Fixed Income Portfolio            7.16
Balanced Portfolio                                4.09
Multi-Asset-Class Portfolio                       3.86
Advisory Foreign Fixed Income Portfolio           6.44
Advisory Mortgage Portfolio                       7.07


As of the date of this Statement of Additional Information, the Growth and Balanced Plus Portfolios, had not commenced operations.

* The above performance information relates solely to the Institutional Class. Performance for the Investment Class and Adviser Class would be lower because of the Shareholder Servicing fees and 12b-1 fees charged to the Investment Class and Adviser Class, respectively.

Yield of the Cash Reserves Portfolio

The current yield of the Cash Reserves Portfolio is calculated daily on a base period return of a hypothetical account having a beginning balance of one share for a particular period of time (generally 7 days). The return is determined by dividing the net change (exclusive of any capital changes) in such account by the value of the account at the beginning of the period and then multiplying it by 365/7 to get the annualized current yield. The calculation of net change reflects the value of additional shares purchased with the dividends by the Portfolio, including dividends on both the original share and on such additional shares. An effective yield, which reflects the effects of compounding and represents an annualizing of the current yield with all dividends reinvested, may also be calculated for the Portfolio by dividing the base period return by 7, adding 1 to the quotient, raising the sum to the 365th power, and subtracting 1 from the results.

Set forth below is an example, for purposes of illustration only, of the current and effective yield calculations for the Cash Reserves Portfolio for the 7 day base period ending September 30, 1996.
                                                        Period ending
                                                           9/30/96
                                                           -------

Value at beginning of period                               1.000000
Value at end of period                                     1.000992
Net change in account value                                0.000992
Annualized current yield                                   5.17%
Effective yield                                            5.31%

The net asset value of the Cash Reserves Portfolio is $1.00 and has remained at that amount since the initial offering of the Portfolio. The yield of the Portfolio will fluctuate. The annualizing of a week's dividend is not a representation by the Portfolio as to what an investment in the Portfolio will actually yield in the future. Actual yields will depend on such variables as investment quality, average maturity, the type of instruments the Portfolio invests in, changes in interest rates on instruments, changes in the expenses of the Fund and other factors. Yields are one basis investors may use to analyze the Portfolios of the Fund and other investment vehicles; however, yields of other investment vehicles may not be comparable because of the factors set forth in the preceding sentence, differences in the time periods compared and differences in the methods used in valuing portfolio instruments, computing net asset value and calculating yield.

The performance of a Portfolio, as well as the composite performance of all Fixed-Income Portfolios and all Equity Portfolios, may be compared to data prepared by Lipper Analytical Services, Inc., CDA Investment Technologies, Inc., Morningstar, Inc., the Donoghue Organization, Inc. or other independent services which monitor the performance of investment companies, and may be quoted in advertising in terms of their rankings in each applicable universe. In addition, the Fund may use performance data reported in financial and industry publications, including Barron's, Business Week, Forbes, Fortune, Investor's Daily, IBC/Donoghue's Money Fund Report, Money Magazine, The Wall Street Journal and USA Today.



                                 COMPARATIVE INDICES

Each portfolio of the Fund may from time to time use one or more of the following unmanaged indices for performance comparison purposes:

Consumer Price Index

The Consumer Price Index is published by the US Department of Labor and is a measure of inflation.

Financial Times Actuaries World Ex US Index

The FT-A World Ex US Index is a capitalization-weighted price index, expressed in dollars, after dividend withholding taxes, of foreign stock prices. This index is calculated daily and reflects price changes in 24 major foreign equity markets. It is jointly compiled by the Financial Times, Ltd., Goldman, Sachs & Co., and County NatWest/Wood Mackenzie in conjunction with the Institute of Actuaries and the Faculty of Actuaries.
First Boston High Yield Index

The First Boston High Yield Index was constructed to mirror the public high yield debt market. The index is a market weighted, trader priced index, tracked by the First Boston Corporation. There are approximately 475 securities in the index with a total market value of approximately $93 billion.

JP Morgan Traded Government Bond Index

The JP Morgan Traded Government Bond Index is designed to provide a comprehensive measure of total return performance of the domestic Government bond market of 13 countries. The index is maintained by JP Morgan Securities, Inc. and includes only liquid issues.

Lehman Brothers 5-Year Municipal Bond Index

Lehman Brothers 5-Year Municipal Bond Index is a total return performance benchmark for the intermediate investment grade tax exempt bond market. the index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between 4 and 6 years.

Lehman Brothers 10-Year Municipal

Lehman Brothers 10-Year Municipal Bond Index is a total return performance benchmark for the long term, investment grade tax exempt bond market. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between 8 and 12 years.

Lehman Brothers Aggregate Index

The Lehman Brothers Aggregate Index is a fixed income market value-weighted index that combines the Lehman Brothers Government/Corporate Index and the Lehman Brothers Mortgage-Backed Securities Index. It includes fixed rate issues of investment grade (BBB) or higher, with maturities of at least one year and outstanding par values of at least $100 million for U. S. Government issues and $25 million for others.

Lehman Brothers Government/Corporate Index

The Lehman Brothers Government/Corporate Index is a combination of the Government and Corporate Bond Indices. The Government Index includes public obligations of the U. S. Treasury, issues of Government agencies, and corporate debt backed by the U. S. Government. The Corporate Bond Index includes fixed-rate nonconvertible corporate debt. Also included are Yankee Bonds and nonconvertible debt issued by or guaranteed by foreign or international governments and agencies. All issues are investment grade (BBB) or higher, with maturities of at least one year and an outstanding par value of at least $100 million for U. S. Government issues and $25 million for others. Any security downgraded during the month is held in the index until month-end and then removed. All returns are market value weighted inclusive of accrued income.

Lehman Brothers Intermediate Government/Corporate Index

The Lehman Brothers Intermediate Government/Corporate Index is a combination of the Government and Corporate Bond Indices. All issues are investment grade (BBB) or higher, with maturities of one to ten years and an outstanding par value of at least $100 million for U. S. Government issues and $25 million for others. The Government Index includes public obligations of the U. S. Treasury, issues of Government agencies, and corporate debt backed by the U. S. Government. The Corporate Bond Index includes fixed-rate nonconvertible corporate debt. Also included are Yankee Bonds and nonconvertible debt issued by or guaranteed by foreign or international governments and agencies. Any security downgraded during the month is held in the index until month-end and then removed. All returns are market value weighted inclusive of accrued income.

Lehman Brothers Long Municipal Bond Index

The Lehman Brothers Long Municipal Bond Index is a total return for the long-term, investment-grade tax-exempt bond market for bonds. The index includes municipal bonds with maturities of 22 years or more.

Lehman Brothers Mortgage-Backed Securities Index

The Lehman Brothers Mortgage-Backed Securities Index includes fixed rate mortgage securities backed by GNMA, FHLMC, and FNMA. Graduated Payment Mortgages (GPM's) are included. All issues are AAA, with maturities of at least one year and outstanding par values of at least $100 million. Returns are market value weighted inclusive of accrued income.

Lipper Growth & Income Fund Index

The Lipper Growth & Income Fund Index is a net asset value weighted index of the 30 largest Funds within the Growth & Income investment objective. It is calculated daily with adjustments for income dividends and capital gains distributions as of the ex-dividend dates.

Lipper High Current Yield Fund Average

The Lipper High Current Yield Fund Average reports the average return of all the Funds tracked by Lipper Analytical Services, Inc. classified as high yield funds. The number of Funds tracked varies. As a result, reported returns for longer time periods do not always match the linked product of shorter period returns.

Salomon World Government Bond Index ex US

The Salomon World Government Bond Index ex US is designed to provide a comprehensive measure of total return performance of the domestic government bond markets of 12 countries outside the United States. The index has been constructed with the aim of choosing "an inclusive" universe of institutionally traded fixed rate bonds. The selection of security types to be included in the index is made with the aim of being as comprehensive as possible, while satisfying the criterion of reasonable availability to domestic and international institutions and the existence of complete pricing and market profile data.

International Finance Corporation Emerging Markets Index

The IFC Emerging Markets Index is an index designed to measure the total return in either US or local currency terms of developing markets as defined by the World Bank. The selection of stocks is made based on size, liquidity and industry. The weight given to any stock is determined by its market capitalization.

Lipper Money Market Average

The Lipper Money Market Average reports the average return of all the Funds tracked by Lipper Analytical Services, Inc., classified as money market Funds for any given period. The number of Funds tracked varies. As a result, reported returns for longer time periods do not always match the linked product of shorter period returns.

Merrill Lynch Corporate & Government Bond Index

The Merrill Lynch Corporate & Government Bond Index includes over 4,500 U.S. Treasury, Agency and investment grade corporate bonds. The Index is calculated daily and will be used from time to time in performance comparison for partial month periods.

Morgan Stanley Capital International World ex USA Index

The Morgan Stanley Capital International World ex USA Index is a capitalization-weighted price index expressed in dollars. The index reflects the performance of over 1,100 companies in 19 foreign equity markets. The index includes dividends, net of foreign withholding taxes.

Morgan Stanley Capital International EAFE Index

The Morgan Stanley Capital International EAFE Index is an arithmetic, market value-weighted average of the performance of over 900 securities listed on the stock exchanges of countries in Europe, Australia and the Far East.

Morgan Stanley Capital International EAFE-GDP Weighted Index

The EAFE-GDP index is an arithmetic average of the performance of over 900 securities listed on the stock exchanges of countries in Europe, Australia and the Far East. The index is weighted by the Grow Domestic Product of the various countries in the index.

Morgan Stanley Capital International Emerging Markets Free Index

The MSCI Emerging Markets Free Index is a capitalization weighted index of over 800 stocks from 17 different emerging market countries.

NASDAQ Industrials Index

The NASDAQ Industrials Index is a measure of all NASDAQ National Market System issues classified as industrial based on Standard Industrial Classification codes relative to a company's major source of revenue. The index is exclusive of warrants, and all domestic common stocks traded in the regular NASDAQ market which are not part of the NASDAQ National Market System. The NASDAQ Industrials Index is market value weighted.

Russell 1000

The Russell 1000 Index consists of the 1,000 largest of the 3,000 largest stocks. Market capitalization is typically between $610 million and $85 billion. The list is rebalanced each year on June 30. If a stock is taken over or goes bankrupt, it is not replaced until rebalancing. Therefore, there can be fewer than 1,000 stocks in the Russell 1000 Index. The index is an equity market capitalization weighted index available from Frank Russell & Co. on a monthly basis.

Russell 2000

The Russell 2000 Index consists of the 2,000 smallest of the 3,000 largest stocks. Market capitalization is typically between $610 million and $57 million. The list is rebalanced each year on June 30. If a stock is taken over or goes bankrupt, it is not replaced until rebalancing. Therefore, there can be fewer than 2,000 stocks in the Russell 2000 Index. The index is an equity market capitalization weighted index available from Frank Russell & Co. on a monthly basis.

Russell 2500

The Russell 2500 Index consists of the 2,500 smallest of the 3,000 largest stocks. Market capitalization is typically between $1.7 billion and $57 million. The list is rebalanced each year on June 30. If a stock is taken over or goes bankrupt, it is not replaced until rebalancing. Therefore, there can be fewer than 2,500 stocks in the Russell 2500 Index. The index is an equity market capitalization weighted index available from Frank Russell & Co. on a monthly basis.

Russell 3000

The Russell 3000 Index is a combination of the Russell 1000 Index and the Russell 2000 Index.

Salomon 1-3 Year Treasury/Government Sponsored Index

The Salomon 1-3 Year Treasury/Government Sponsored Index includes U.S. Treasury and agency securities with maturities one year or greater and less than three years. Securities with amounts outstanding of at least $25 million are included in the index.

Salomon 1-3 Year Treasury/Government Sponsored/Corporate Index

The Salomon 1-3 Year Treasury/Government Sponsored/Corporate Index includes U.S. Treasury, agency and investment grade (BBB or better) securities with maturities one year or greater and less than three years. Securities with amounts outstanding of at least $25 million are included in the index.

Salomon Broad Index

The Salomon Broad Index, also known as the Broad Investment Grade (BIG) Index, is a fixed income market capitalization-weighted index, including U. S. Treasury, agency, mortgage and investment grade (BBB or better) corporate securities with maturities of one year or longer and with amounts outstanding of at least $25 million. The government index includes traditional agencies; the mortgage index includes agency pass-throughs and FHA and GNMA project loans; the corporate index includes returns for 17 industry sub-sectors. Securities excluded from the Broad Index are floating/variable rate bonds, private placements, and derivatives (e. g., U. S. Treasury zeros, CMOs, mortgage strips). Every issue is trader-priced at month-end and the index is published monthly.

Salomon High-Yield Market Index

The Salomon High-Yield Market Index includes public, non-convertible corporate bond issues with at least one year remaining to maturity and $50 million in par amount outstanding which carry a below investment-grade quality rating from either Standard & Poor's or Moody's rating services.

Salomon Mortgage Index

The Salomon Mortgage Index includes agency pass-throughs (GNMA, FHLMC, FNMA) and FHA and GNMA project loans. Pools with remaining terms shorter than 25 years are seasoned; pools with longer terms are classified as new. The index is published monthly.

Salomon One To Three Year Treasury Index

The Salomon One To Three Year Treasury Index includes only U.S. Treasury Notes and Bonds with maturities one year or greater and less than three years.

Salomon World Government Bond Index

The Salomon World Government Bond Index is designed to provide a comprehensive measure of total return performance of the domestic Government bond market of thirteen countries. The index has been constructed with the aim of choosing an "all inclusive" universe of institutionally traded fixed-rate bonds. The selection of security types to be included in the index is made with the aim of being as comprehensive as possible, while satisfying the criterion of reasonable availability to domestic and international institutions and the existence of complete pricing and market profile data.

S&P 500

The S&P 500 is a portfolio of 500 stocks designed to mimic the overall equity market's industry weightings. Most, but not all, large capitalization stocks are in the index. There are also some small capitalization names in the index. The list is maintained by Standard & Poor's Corporation. It is market capitalization weighted. Unlike the Russell indices, there are always 500 names in the S&P 500. Changes are made by Standard & Poor's as needed.

S&P Mid Cap 400 Index

The S&P Mid Cap 400 Index consists of 400 domestic stocks chosen for market size, liquidity, and industry group representation. It is also a market-value weighted index and was the first benchmark of mid cap stock price movement.

S&P/BARRA Mid Cap 400 Growth Index

The S&P/BARRA Mid Cap 400 Growth Index is constructed by dividing the stocks in the S&P MidCap 400 Index according to a single attribute: price-to-book ratios. The MidCap 400 Growth Index is composed of firms with higher price-to-book ratios. Like the MidCap 400, the MidCap 400 Growth Index is capitalization-weighted, meaning that each stock is weighted in the appropriate index in proportion to its market value.

S&P 500 Ex South Africa Index

The S&P 500 Ex South Africa Index is the same as the S&P 500 Index excluding companies that are on the Investor Responsibility Research Center (IRRC) list of companies doing business in South Africa. This index is maintained by Wilshire Associates.

Wilshire 5000 Equity Index

The Wilshire 5000 Equity Index measures performance of all US headquartered equity securities with readily available price data. Approximately 6,000 capitalization weighted security returns are used to calculate the index.


                                 FINANCIAL STATEMENTS

The Fund's Financial Statements for the fiscal year ended September 30, 1996, including notes thereto and the report of Price Waterhouse LLP thereon are incorporated herein by reference. A copy of the 1996 Annual Report will accompany the delivery of this Statement of Additional Information.


                    APPENDIX-DESCRIPTION OF SECURITIES AND RATINGS



I.  Description of Bond Ratings

Excerpts from Moody's Investors Service, Inc.'s Corporate Bond Ratings:

Aaa: judged to be the best quality; carry the smallest degree of investment risk; Aa--judged to be of high quality by all standards; A: possess many favorable investment attributes and are to be considered as higher medium grade obligations; Baa: considered as lower medium grade obligations, i.e., they are neither highly protected nor poorly secured; Ba: B: protection of interest and principal payments is questionable.

Caa: Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest. Ca: Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings. C: Bonds which are rated C are lowest rated class of bonds and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

Note: Moody's may apply numerical modifiers, 1,2 and 3 in each generic rating classification from Aa through B in its corporate bond rating system. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

Excerpts from Standard & Poor's Corporation's Corporate Bond Ratings:

AAA: highest grade obligations; possess the ultimate degree of protection as to principal and interest; AA: also qualify as high grade obligations, and in the majority of instances differs from AAA issues only in small degree; A: regarded as upper medium grade; have considerable investment strength but are not entirely free from adverse effects of changes in economic and trade conditions. Interest and principal are regarded as safe; BBB: regarded as borderline between definitely sound obligations and those where the speculative element begins to predominate; this group is the lowest which qualifies for commercial bank investments.

BB, B, CCC, CC, C: Debt rated BB, B, CCC, CC and C is regarded, on balance, as predominantly speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. BB indicates the lowest degree of speculation and C the highest degree of speculation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.
CI: The rating CI is reserved for income bonds on which no interest is being paid. D: Debt rated D is in payment default. The D rating category is used when interest payments or principal payments are not made on the date due even if the applicable grace period has not expired, unless S&P's believes that such payments will be made during such grace period. The D rating also will be used upon the filing of a bankruptcy petition if debt service payments are jeopardized.

Plus(+) or Minus(-): The ratings from "AA" to "CCC" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

Excerpts from Fitch Investors Services, Inc. Corporate Bond Ratings:

AAA: Bonds considered to be investment grade and of the highest credit quality. The obligor has an exceptionally strong ability to pay interest and repay principal, which is unlikely to be affected by reasonably foreseeable events.

AA: Bonds considered to be investment grade and of very high credit quality. The obligor's ability to pay interest and repay principal is very strong, although not quite as strong as bonds rated "AAA". Because bonds rated in the "AAA" and "AA" categories are not significantly vulnerable to foreseeable future developments, short term debt of these issuers is generally rated "-,+".

A: Bonds considered to be investment grade and of high credit quality. The obligor's ability to pay interest and repay principal is considered to be strong, but may be more vulnerable to adverse changes in economic conditions and circumstances than bonds with higher ratings.

BBB: Bonds considered to be investment grade and of satisfactory credit quality. The obligor's ability to pay interest and repay principal is considered to be adequate. Adverse changes in economic conditions and circumstances, however, are more likely to have adverse impact on these bonds, and therefore impair timely payment. The likelihood that the ratings of these bonds will fall below investment grade is higher than for bonds with higher ratings.

BB: Bonds are considered speculative. The obligor's ability to pay interest and repay principal may be affected over time by adverse economic changes. However, business and financial alternatives can be identified which could assist the obligor in satisfying its debt service requirements.


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

B: Bonds are considered highly speculative. While bonds in this class are currently meeting debt service requirements, the probability of continued timely payment of principal and interest reflects the obligor's limited margin of safety and the need for reasonable business and economic activity throughout the life of the issue.

CCC: Bonds have certain identifiable characteristics which, if not remedied, may lead to default. The ability to meet obligations requires an advantageous business and economic environment.

CC: Bonds are minimally protected. Default in payment of interest and/or principal seems probable over time.

C: Bonds are in imminent default in payment of interest or principal.

DDD, DD, and D: Bonds are in default on interest and/or principal payments. Such bonds are extremely speculative and should be valued on the basis of their ultimate recovery value in liquidation or reorganization of the obligor. "DDD" represents the highest potential for recovery on the these bonds, and "D" represents the lowest potential for recovery.

Plus (+) Minus(-) Plus and minus signs are used with a rating symbol to indicate the relative position of a credit within the rating category. Plus and minus signs, however, are not used in the "DDD", "DD", or "D" categories.

Excerpts from Duff & Phelps Corporate Bond Ratings:

AAA: Highest credit quality. The risk factors are negligible, being only slightly more than for risk-free U.S. Treasury debt.

AA+, AA, AA-: High credit quality. Protection factors are strong. Risk is modest but may vary slightly from time to time of economic conditions.

A+, A, A-: Protection factors are average but adequate. However, risk factors are more variable and greater in periods of economic stress.

BBB+,BBB, BBB-: Below average protection factors but still considered sufficient for prudent investment. Considerable variability in risk during economic cycles.

BB+, BB, BB-: Below investment grade but deemed likely to meet obligations when due. Present or prospective financial protection factors fluctuate according to industry conditions or company fortunes. Overall quality may move up or down frequently within this category.

B+, B, B-: Below investment grade and possessing risk that obligations will not be met when due. Financial protection factors will fluctuate widely according to economic cycles, industry conditions and/or company fortunes. Potential exists for frequent changes in the rating within this category or into a higher or lower rating grade.

CCC: Well below investment grade securities. Considerable uncertainty exists as to timely payment of principal, interest or preferred dividends. Protections factors are narrow and risk can be substantial with unfavorable economic/industry conditions, and/or with unfavorable company developments.

DD: Defaulted debt obligations. Issuer failed to meet scheduled principal and/or interest payments.

DP: Preferred stock with dividend arrearage.

Description of Bond Ratings


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Excerpts from Moody's Investors Service, Inc.'s Preferred Stock Ratings

aaa: An issue which is rated aaa is considered to be a top-quality preferred stock. This rating indicates good asset protection and the least risk of dividend impairment within the universe of preferred stocks. aa: An issue which is rated aa is considered a high-grade preferred stock. This rating indicates that there is reasonable assurance that earnings and asset protection will remain relatively well maintained in the foreseeable future. a: An issue which is rated a is considered to be an upper medium grade preferred stock. While risks are judged to be somewhat greater than in the aaa and aa classifications, earnings and asset protection are, nevertheless expected to be maintained at adequate levels. baa: An issue which is rated baa is considered to be medium grade, neither highly protected nor poorly secured. Earnings and asset protection appear adequate at present but may be questionable over any great length of time. ba: an issue which is rated ba is considered to have speculative elements and its future cannot be considered well assured. Earnings and asset protection may be very moderate and not well safeguarded during adverse periods. Uncertainty of position characterizes preferred stocks in this class. b: An issue which is rated b generally lacks the characteristics of a desirable investment. Assurance of dividend payments and maintenance of other terms of the issue over any long period of time may be small. caa: An issue which is rated caa is likely to be in arrears on dividend payments. This rating designation does not purport to indicate the future status of payment. ca: An issue which is rated ca is speculative in a high degree an is likely to be in arrears on dividends with little likelihood of eventual payment. c: This is the lowest rated class of preferred of preference stock. Issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

Note: Moody's may apply numerical modifiers 1,2 and 3 in each rating classification from "aa "through "b" in its preferred stock rating system. The modifier 1 indicated that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range raking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

Excerpts from Standard & Poor's Corporation's Preferred Stock Ratings

AAA: This is the highest rating that may be assigned by S&P's to a preferred stock issue and indicates an extremely strong capacity to pay the preferred stock obligations. AA: A preferred stock issue rated AA also qualifies as a high quality fixed income security. The capacity to pay preferred stock obligations is very strong, although not as overwhelming as for issues rated AAA. A: An issue rated A is backed by a sound capacity to pay the preferred stock obligations , although it is somewhat more susceptible to the adverse effect of the changes in circumstances and economic conditions. BBB: An issue rated BBB is regarded as backed by an adequate capacity to pay the preferred stock obligations. Whereas it normally exhibits adequate protection parameter, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to make payments for a preferred stock in this category than for issues in the A category. BB,B,CCC: Preferred stock rated BB, B, and CCC are regarded, on balance, as predominantly speculative with respect to the issuer's capacity to pay preferred stock obligations. Bb indicates the lowest degree of speculation and CCC the highest degree of speculation. While such issues will likely have some quality and protective characteristics, these are outweighed by large uncertainties of major risk exposures to adverse conditions. CC: The rating CC is reserved for a preferred stock in arrears on dividends or sinking fund payments but that is currently paying. C: A preferred stock rated C is a non-paying issue. D: A preferred stock rated D is a non-paying issue with the issuer in default on debt instruments.

Plus(+) or Minus(-): The ratings from "AA" for "B" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

Excerpts from Fitch Investors Services, Inc. Preferred Stock Ratings:

AAA: Preferred stocks assigned this rating are the highest quality. Strong asset protection, conservative balance sheet ratios, and positive indications of continued protection of preferred dividend requirements are prerequisites for an "AAA" rating.


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AA: Preferred of preference issues assigned this rating are good quality. Asset protection and coverages of preferred dividends are considered adequate and are expected to be maintained.

A: Preferred of preference issues assigned this rating are good quality. Asset protection and coverages of preferred dividends are considered adequate and are expected to be maintained.

BBB: Preferred or preference issues assigned this rating are reasonably safe but lack the protections of the "A" to "AAA" categories. Current results should be watched for possible of deterioration.

BB: Preferred or preference issues assigned this rating are considered speculative. The margin of protection is slim or subject to wide fluctuations. The loner-term financial capacities of the enterprises cannot be predicted with assurance.

B: Issues assigned this rating are considered highly speculative. While earnings should normally cover dividends, directors may reduce or omit payment due to unfavorable developments, inability to finance, or wide fluctuations in earnings.

CCC: Issues assigned this rating are extremely speculative and should be assessed on their prospects in a possible reorganization. Dividend payments may be in arrears with the status of the current dividend uncertain.

CC: Dividends are not currently being paid and may be in arrears. The outlook for future payments cannot be assured.

C: Dividends are not currently being paid and may be in arrears. Prospects for future payments are remote.

D: Issuer is in default on its debt obligations and has filed for reorganization or liquidation under the bankruptcy law.

Plus (+) Minus (-) Plus and minus signs are used with a rating symbol to indicate the relative position of a credit within the rating category. Plus and minus signs, however, are not used in the "AAA", "CCC", "CC", "C", and "D" categories.

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